 Filed pursuant to Rule 424(b)(3)
 Registration No. 333-264306
PROSPECTUS
PRIMARY OFFERING OF
15,771,732 ORDINARY SHARES
SECONDARY OFFERING OF
9,251,006 ORDINARY SHARES,
ALPHA TAU MEDICAL LTD.
This prospectus relates to the issuance from time to time by Alpha Tau Medical Ltd., a company organized under the laws of the State of Israel (“we,” “our,” the “Company” or “Alpha Tau”) of up to 15,771,732 ordinary shares, no par value per share (the “ordinary shares”), including (a) 13,629,732 ordinary shares issuable upon the exercise of warrants of the Company that were issued in exchange for the public warrants of Healthcare Capital Corp., a Delaware corporation (“HCCC”) (the “public warrants”), at the closing of the Business Combination (as defined herein), following exercise of a total of 120,268 public warrants as of May 20, 2022, and (b) 2,142,000 ordinary shares issuable upon the exercise of the warrants that were issued in exchange for the private warrants of HCCC (the “private warrants” and, together with the public warrants, the “warrants”) at the closing of the Business Combination. The public warrants of HCCC were originally issued in the initial public offering of units of HCCC at a price of $10 per unit, with each unit consisting of one share of Class A common stock of HCCC (the “HCCC Class A Shares”) and one half of one warrant of HCCC. The private warrants of HCCC were originally issued in a private placement at a price of $1.00 per warrant in connection with the initial public offering of HCCC.
This prospectus also relates to the resale, from time to time, by the selling securityholders named herein (the “Selling Securityholders”), or their pledgees, donees, transferees, or other successors in interest, of up to 9,251,006 ordinary shares (the “PIPE Shares”) issued to certain of the Selling Securityholders in a private placement that closed in connection with the Business Combination, at an issuance price of $10 per ordinary share, as described below.
Each warrant entitles the holder to purchase one ordinary share at an exercise price of $11.50 per share commencing on April 6, 2022 and will expire on March 7, 2027, at 5:00 p.m., New York City time, or earlier upon redemption of the public warrants or liquidation of the Company. We may redeem the outstanding public warrants at a price of $0.01 per warrant if the last reported sales price of our ordinary shares equals or exceeds $18.00 per ordinary share (subject to adjustment in accordance with the terms of the public warrants) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders, as described herein. The private warrants have terms and provisions that are identical to those of the public warrants, except as described herein.
We are registering the PIPE Shares for resale by the Selling Securityholders named in this prospectus, or their transferees, pledgees, donees or assignees or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer.
We are registering the offer and sale of the PIPE Shares to satisfy certain registration rights we have granted. The Selling Securityholders may offer and sell the PIPE Shares from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the securities. In connection with any sales of the PIPE Shares offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act. For additional information on the possible methods of sale that may be used by the Selling Securityholders, you should refer to the section entitled “Plan of Distribution” elsewhere in this prospectus. We do not know when or in what amounts the Selling Securityholders may offer the securities for sale. The Selling Securityholders may sell any, all or none of the PIPE Shares offered by this prospectus.
All of the PIPE Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale of any PIPE Shares by the Selling Securityholders. We will receive up to an aggregate of $181,374,918 from the exercise of the warrants, assuming the exercise in full of all the warrants for cash and not including the approximately $1.4 million we have previously received upon exercise of 120,268 of the public warrants prior to the date of this prospectus). If the warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our ordinary shares. If the market price for our ordinary shares is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants.
We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”
Our ordinary shares and warrants are listed on the Nasdaq Stock Market LLC under the trading symbols “DRTS” and “DRTSW,” respectively. On May 19, 2022, the closing prices for our ordinary shares and warrants on the Nasdaq Stock Market LLC were $5.25 per ordinary share and $0.3999 per warrant.
Prior to the special meeting of HCCC in connection with the Business Combination, holders of 26,345,782 HCCC Class A Shares exercised their right to redeem those shares for cash at a price of $10.00 per share, for an aggregate of $263,457,820, which represented approximately 95.8% of the total HCCC Class A Shares then outstanding. The ordinary shares being offered for resale in this prospectus represents a substantial percentage of our total outstanding ordinary shares as of the date of this prospectus. Additionally, if all the warrants are exercised, the holders of such warrants would own an additional 15,771,732 ordinary shares, which would then represent 18.7% of our total ordinary shares outstanding following such exercise. The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our ordinary shares. Despite such a decline in the public trading price, the Selling Securityholders and warrant holders may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices of which they purchased the ordinary shares and the warrants described above.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and are subject to reduced public company reporting requirements.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.
Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 23, 2022.

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.
Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-1 filed with the Securities Exchange Commission, or the SEC. The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus and the documents incorporated by reference herein include important information about us, the ordinary shares being issued by us, the securities being offered by the Selling Securityholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information; Incorporation of Information by Reference.” You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus and information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any other date.
We and the Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by us and/or the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”
Unless otherwise indicated, all historical share-based information in this prospectus has been adjusted to give retroactive effect to the Share Split described below.

INDUSTRY AND MARKET DATA
Unless otherwise indicated, information contained in this prospectus concerning Alpha Tau’s industry and the regions in which it operates, including Alpha Tau’s general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and other industry publications, surveys and forecasts, which Alpha Tau believes to be reliable based upon its management’s knowledge of the industry. Alpha Tau assumes liability for the accuracy and completeness of such information to the extent included in this prospectus. Such assumptions and estimates of Alpha Tau’s future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data” in this prospectus and in the headings “Risk Factors” and “Operating and Financial Review and Prospectus” in our Annual Report on Form 20-F for the year ended December 31, 2021, or our 2021 Annual Report, incorporated by reference into this prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS
This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY
This summary highlights, and is qualified in its entirety by, the more detailed information included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. You should read and carefully consider the entire prospectus, especially the “Risk Factors” section of this prospectus and in our 2021 Annual Report, before deciding to invest in our ordinary shares. Unless the context otherwise requires, we use the terms “company,” “we,” “us” and “our” in this prospectus to refer to Alpha Tau Medical Ltd. and subsidiaries.
We are a clinical-stage oncology therapeutics company focused on harnessing the innate relative biological effectiveness and short range of alpha particles for use as a localized radiation therapy for solid tumors. Our proprietary Alpha DaRT technology is designed to utilize the specific therapeutic properties of alpha particles while aiming to overcome, and even harness for potential benefit, the traditional shortcomings of alpha radiation’s limited range. We believe that our Alpha DaRT technology has the potential to be broadly applicable across multiple targets and tumor types. We evaluated the feasibility, safety and efficacy of the Alpha DaRT technology in a first-in-human study of locally advanced and recurrent squamous cell carcinoma, or SCC, cancers of the skin and head and neck. Efficacy was evaluated in 28 tumors, and results showed that Alpha DaRT achieved 100% overall response rate and over 78% complete response rate. The Alpha DaRT was generally well-tolerated, with limited local toxicity and no systemic toxicity. On the basis of this clinical trial as well as some of our additional clinical trials, we received marketing approval in Israel in August 2020 for the treatment of SCC of the skin or oral cavity using the Alpha DaRT in August 2020. In June 2021, the FDA granted the Alpha DaRT Breakthrough Device Designation for the treatment of patients with SCC of the skin or oral cavity without curative standard of care. In October 2021, the FDA granted the Alpha DaRT a second Breakthrough Device Designation, in treating recurrent Glioblastoma Multiforme, or GBM, as an adjunct to standard medical therapies or as a standalone therapy after standard medical therapies have been exhausted. If approved, we expect to market our Alpha DaRT technology first in the United States before other markets, including Israel, notwithstanding the existing marketing authorization in Israel (under which we have not yet commercialized the product). To support our U.S. strategy, we are conducting a multi-center pilot feasibility trial to explore the feasibility of delivering radiotherapy for malignant skin and superficial soft tissue tumors using Alpha DaRT at Memorial Sloan Kettering Cancer Center and up to five other clinical sites around the United States. All ten patients in this trial were treated in the second half of 2021. The study met its primary feasibility endpoint, as all patients had successful delivery of radiation by Alpha DaRT. At approximately 12 weeks, all ten lesions treated demonstrated a complete response to the treatment, with no product-related serious adverse events observed. We hold exclusive rights to our proprietary Alpha DaRT technology in our core markets, including the United States and Europe.
While local radiation therapy has been a mainstay of cancer therapy for years, it has been mostly limited to modalities utilizing beta or gamma emissions, which primarily destroy cells through an indirect mechanism relying on oxygen and the generation of free radicals to cause single-strand DNA breaks. By contrast, alpha radiation has hundreds of times the linear energy transfer rate of beta-emitters. Additionally, alpha particles’ heavier mass and far shorter particle paths (less than 100 μm) relative to beta’s lighter mass and lengthier (up to 12 mm) path, have been shown to destroy radioresistant cells in clinical studies – causing multiple, irreparable, double-strand DNA breaks and other cellular damage upon direct impact – within a very short distance. Accordingly, we believe that alpha radiation has several significant potential advantages for use in cancer radiotherapy, including a high relative biological efficiency (potentially enabling it to destroy tumor cells with administration of lower levels of radiation), imperviousness to factors such as hypoxia, and a very well- defined range of travel with limited collateral damage. Nonetheless, its use has also been limited precisely due to alpha’s extremely short particle range in living tissue, as the range of less than 100 µm is insufficient to provide meaningful clinical utility.
The Alpha DaRT technology employs a series of radioactive sources that are embedded with Radium- 224 to enable a controlled, intratumoral release of alpha-emitting atoms which diffuse and decay throughout the tumor, seeking to kill cancerous cells with localized precision, while penetrating deeper into the tumor than can otherwise be reached by the limited ranges of the alpha particles themselves. Due to the inherent limited range of the alpha particles, we believe that the Alpha DaRT technology has the potential to deliver powerful and localized precise killing impact to the tumor without damage to surrounding healthy tissue. By combining the innate relative biological effectiveness and short range of alpha particles in a single- use disposable form, we believe that the Alpha DaRT could address tumors that have otherwise demonstrated poor response to radiation therapy or other standards of care, with the potential to apply to a wide range of tumors and clinical settings.
We evaluated the feasibility, safety and efficacy of the Alpha DaRT technology in a first-in-human study of locally advanced and recurrent SCC cancers of the skin and head and neck, the results of which were subsequently published in the International Journal for Radiation Oncology, Biology, Physics and which elicited a positive editorial reaction in the same journal. Efficacy was evaluated in 28 tumors of the skin and head and neck, and results showed that Alpha DaRT achieved a >78% complete response rate. The trial was conducted in an elderly (median age = 80.5 years) and largely pre-treated patient population, with 42% of the target lesions, including non-evaluated lesions, having already received radiation therapy. The Alpha DaRT was generally well- tolerated, with limited local toxicity and no systemic toxicity. Following these initial positive results, we substantially expanded its clinical evaluations in later trials to a much wider patient population. Specifically, we initiated follow-on studies at multiple clinical sites in Israel and around the world, to evaluate Alpha DaRT in cancers of the skin, superficial soft tissue, or oral cavity, regardless of cell type, which includes SCC as well as basal cell carcinoma, melanoma, skin metastases, and others. As of February 28, 2022, across our clinical trials involving superficial lesions, i.e. tumors of the skin, head or neck, Alpha DaRTs have been administered to over 100 lesions, with no treatment-related severe adverse events, and in a pooled analysis evaluating those lesions that reached the evaluation endpoint per the treatment protocol of the applicable clinical trial, we have observed an overall response rate of 98%, including a complete response rate of 74%. The supportive data from these first trials also led to the U.S. Food and Drug Administration, or FDA, granting Breakthrough Device Designation to the Alpha DaRT for the treatment of patients with SCC of the skin or oral cavity without curative standard of care.
In parallel, we are seeking FDA marketing authorization for other uses for the Alpha DaRT technology in other indications by conducting feasibility studies and then generating potentially registrational data in other indications, such as breast, pancreas and prostate cancers, or applications such as combinations with immunotherapies.
We have engaged with a number of prestigious medical and educational institutions and, as of March 31, 2022, have nine clinical studies ongoing worldwide across these two parallel strategies, namely generating data in superficial tumors as well as conducting studies in other indications.
Additionally, in our pre-clinical studies, we evaluated the Alpha DaRT on 19 tumor models (both human and mouse). Alpha DaRT sources were observed to have killed multiple types of mouse and human tumors in vivo. The intensity of the killing activity varied between tumor types, and was dependent on the ability of the radioactive atoms to diffuse inside the tumor and on the intrinsic sensitivity of the tissue to DNA damage induced by the radiation, but all tumor types showed responsiveness to Alpha DaRT, i.e., there was no observed resistance. We therefore believe that our technology may potentially be relevant for treatment across a broad range of tumors. We are currently focused on developing the Alpha DaRT for use in a number of potential applications, particularly in refractory or unresectable localized tumors which are not being adequately addressed by standard of care, tumor types with a high unmet need (such as pancreatic adenocarcinoma or glioblastoma multiforme), and metastatic tumors in combination with systemic therapies such as checkpoint inhibitors. We are also investigating the potential of the Alpha DaRT to elicit an immune response as observed in previous pre-clinical data, as well as anecdotal evidence of response from untreated tumors, or abscopal effects, which may have the potential to inhibit or even reduce metastases.
Our company was founded in November 2015 by Uzi Sofer, Alpha Tau’s Chief Executive Officer and Chairman, along with the inventors of the Alpha DaRT technology including Professor Itzhak Kelson and Professor Yona Keisari of Tel Aviv University, Alpha Tau’s Chief Physics Officer and Chief Scientific Officer, respectively. Together, they founded our company with the goal of bringing this innovative technology out of the laboratory and into patients, in order to bring hope to cancer patients around the world.
The main address of our principal executive offices is Kiryat HaMada St. 5, Jerusalem, Israel 9777605 and its telephone number is +972 (3) 577-4115.

Recent Developments
On March 7, 2022 (the “Closing Date”), we consummated the previously announced business combination (the “Business Combination”) pursuant to the Agreement and Plan of Merger, dated July 7, 2021 (the “Merger Agreement”), by and among the Company, Healthcare Capital Corp., a Delaware corporation (“HCC”) and Archery Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into HCCC, with HCCC surviving (the “Business Combination”).
On the Closing Date, the following transactions occurred pursuant to the terms of the Merger Agreement:
•
the Company effected the conversion of all of the issued and outstanding preferred shares of Alpha Tau into Alpha Tau ordinary shares, no par value per share (“Alpha Tau ordinary shares”);

•
the Company effected a share split of each Alpha Tau ordinary shares, calculated in accordance with the terms of the Merger Agreement, such that each Alpha Tau ordinary share has a value of $10.00 per share after giving effect to such share split (the “Share Split”);

•
the Company adopted Amended and Restated Articles of Association for Alpha Tau Medical Ltd.;

•
Merger Sub merged with and into HCCC (the “Merger”), with HCCC being the surviving corporation in the Business Combination and becoming a wholly owned subsidiary of the Company, with the shareholders of HCCC becoming shareholders of the Company;

•
at the effective time of the Business Combination (the “Effective Time”), (a) each share of Class A common stock of HCCC, par value $0.0001 per share and (b) each share of Class B common stock of HCCC, par value $0.0001 per share (the “Class B common stock”), outstanding immediately prior to the Effective Time (after giving effect to the forfeiture of 4,844,375 shares of Class B common stock by the Sponsor) was exchanged for one Alpha Tau ordinary share; and

•
each warrant of HCCC entitling the holder to purchase one share of HCCC Class A Common Stock per warrant at a price of $11.50 per share outstanding immediately prior to the Effective Time (after giving effect to the forfeiture of 4,658,000 HCCC warrants) was assumed by the Company and converted into a warrant entitling the holder to purchase one Alpha Tau ordinary share (“Alpha Tau warrant”).

Our ordinary shares and warrants began trading on The Nasdaq Stock Market LLC on March 8, 2022 under the symbol “DRTS” and “DRTSW,” respectively.
PIPE Investment
On July 7, 2021, we entered into Subscription Agreements, together with a number of subsequent agreements since (each, a “Subscription Agreement”) with certain investors (each, a “PIPE Investor” and collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors agreed to purchase on the Closing Date our ordinary shares at a price equal to $10.00 per share on the terms and subject to the conditions set forth therein for gross proceeds to us of approximately $93.3 million (the “PIPE Financing”). In connection with the closing of the Business Combination, we consummated the sale of 9,251,006 ordinary shares for gross proceeds of $92.5 million pursuant to the PIPE Financing, while $820,000 of gross proceeds of the PIPE Financing were not received from a PIPE Investor.
Liquidity and Capital Resources
We expect our expenses to increase in connection with our ongoing activities, particularly as we continue the research and development for, initiate later stage clinical trials for, and seek further marketing approvals for, our Alpha DaRT technology and other potential future product candidates. In addition, if we obtain further marketing approvals for our Alpha DaRT technology and other potential future product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Furthermore, following the closing of the Business Combination, we expect to incur additional costs associated with operating as a public company. Accordingly, we may need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or future commercialization efforts.
We expect that the proceeds we received from the Business Combination and the PIPE Financing, together with our existing cash and cash equivalents will enable us to fund our operating expenses and capital expenditure requirements for at least two years. We have based this estimate on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect.
Additionally, we will receive the proceeds from any exercise of any warrants in cash. Each warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per share. The aggregate amount of proceeds could be up to $181.4 million if all warrants are exercised for cash. We expect to use any such proceeds for general corporate and working capital purposes, which would increase our liquidity, but our ability to fund our operations is not dependent upon receipt of cash proceeds from the exercise of the warrants.
We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our ordinary shares. If the market price for our ordinary shares is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their warrants.
Summary Risk Factors
Investing in our ordinary shares involves substantial risks, and our ability to successfully operate our business and execute our growth plan is subject to numerous risks. You should consider all the information contained in this prospectus in deciding whether to invest in our ordinary shares. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 9. Such risks include, but are not limited to:
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We have incurred significant losses since inception and have not generated any revenue to date. We expect to incur losses over the next several years and may not be able to achieve or sustain revenues or profitability in the future;

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We may need substantial additional funding, and if we are unable to raise capital when needed, we could be forced to delay, reduce or terminate the development of our Alpha DaRT technology or other product discovery and development programs or commercialization efforts;

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Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess its future viability;

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Our approach to the development of our proprietary Alpha DaRT technology represents a novel approach to radiation therapy, which creates significant and potentially unpredictable challenges for us;

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The commercial success of our Alpha DaRT technology, if authorized for commercial sale or certified, will depend in part upon public perception of radiation therapies, and to a lesser extent, radiopharmaceuticals, and the degree of their market acceptance by physicians, patients, healthcare payors and others in the medical community;

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The ongoing COVID-19 pandemic could continue to adversely impact our business, including its clinical trials, supply chain and business development activities;

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The market opportunities for our Alpha DaRT technology may be smaller than it anticipated or may be limited to those patients who are ineligible for or have failed prior treatments. If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected;

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We currently have no commercial marketing and sales organization and has no experience in marketing products. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our Alpha DaRT technology, if approved for commercial sale, we may not be able to generate product revenue;

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We currently conduct, and in the future intend to continue conducting, pre-clinical studies, clinical trials for our Alpha DaRT technology outside the United States, and the FDA and similar foreign regulatory authorities may not accept data from such trials;

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Our Alpha DaRT technology and operations are subject to extensive government regulation and oversight both in the United States and abroad, and our failure to comply with applicable requirements could harm our business;

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We may not receive, or may be delayed in receiving, the necessary marketing authorizations or certifications for our Alpha DaRT technology or any future products or product candidates, and failure to timely obtain necessary marketing authorizations or certifications for our product candidates would have a material adverse effect on our business;

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If we do not obtain and maintain international regulatory registrations, marketing authorizations or certifications for any product candidates we develop, we will be unable to market and sell such product candidates outside of the United States;

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If in the future Alpha DaRT is approved for commercial sale or certified, but we are unable to obtain adequate reimbursement or insurance coverage from third-party payors, we may not be able to generate significant revenue;

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We may be unable to obtain a sufficient or sufficiently pure supply of radioisotopes to support clinical development or at commercial scale;

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If we are unable to obtain and maintain patent or other intellectual property protection for our Alpha DaRT technology and for any other products or product candidates that we develop, or if the scope of the patent or other intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to our products and technology, and our ability to commercialize any product candidates that we may develop, and our technology may be adversely affected; and

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We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer
We qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An emerging growth company may take advantage of specified exemptions from various requirements that are otherwise applicable generally to U.S. public companies. These provisions include:
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an exemption that allows the inclusion in an initial public offering registration statement of only two years of audited financial statements and selected financial data and only two years of related disclosure;

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reduced executive compensation disclosure;

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exemptions from the requirements of holding a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved;

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an exemption from compliance with the requirement of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements; and

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an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) in the assessment of the emerging growth company’s internal control over financial reporting.

The JOBS Act also permits an emerging growth company such as us to delay adopting new or revised accounting standards until such time as those standards are applicable to private companies. We have elected to use this extended transition period to enable us to comply with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we

(i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to take advantage of some but not all of these reduced reporting burdens.
We will remain an emerging growth company until the earliest of:
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the last day of our fiscal year during which we have total annual revenue of at least $1.07 billion;

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the last day of our fiscal year following the fifth anniversary of the closing of the Business Combination;

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the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or

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the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

In addition, we report under the Exchange Act as a “foreign private issuer.” As a foreign private issuer, we may take advantage of certain provisions under the rules that allow us to follow Israeli law for certain corporate governance matters. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
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the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•
the rules under the Exchange Act requiring the filing with the U.S. Securities and Exchange Commission (the “SEC”) of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

•
Regulation Fair Disclosure (“Regulation FD”), which regulates selective disclosures of material information by issuers.

Foreign private issuers, like emerging growth companies, also are exempt from certain more stringent executive compensation disclosure rules. Thus, if we remain a foreign private issuer, even if we no longer qualify as an emerging growth company, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.
We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies:
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the majority of our executive officers or directors are U.S. citizens or residents;

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more than 50% of our assets are located in the United States; or

•
our business is administered principally in the United States.

THE OFFERING
Ordinary shares issuable by us upon exercise of the warrants
15,771,732
Securities that may be offered and sold
from time to time by the Selling Securityholders
Up to 9,251,006 ordinary shares.
Terms of warrants
Each of the outstanding warrants entitles the holder to purchase one ordinary share at a price of $11.50 per share. Our warrants expire on March 7, 2027 at 5:00 p.m., New York City time.
Offering prices of the ordinary shares
The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”
Ordinary shares issued and outstanding prior to any exercise of warrants
68,480,917 ordinary shares (as of May 20, 2022).
Warrants issued and outstanding
18,862,297 warrants (as of May 20, 2022), including 13,629,732 public warrants following exercise of a total of 120,268 public warrants as of May 20, 2022, 2,142,000 warrants issued to Healthcare Capital Sponsor LLC (the “Sponsor”) in exchange for warrants to purchase common stock in HCCC (the “private warrants”), and 3,090,565 warrants to purchase ordinary shares with a weighted average exercise price of $4.03 per share.
Ordinary shares to be issued and outstanding assuming exercise of all warrants
87,343,214 ordinary shares (as of May 20, 2022).
Use of proceeds
We will receive up to an aggregate of $181,374,918 from the exercise of the warrants, assuming the exercise in full of all of the warrants for cash (and not including the approximately $1.4 million we have previously received upon exercise of 120,268 of the public warrants prior to the date of this prospectus). If the warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the warrants. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our ordinary shares. If the market price for our ordinary shares is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their warrants. See “Use of Proceeds.”
All of the PIPE Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
Dividend Policy
We have never declared or paid any cash dividend on our ordinary shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition.
Market for our ordinary shares
and warrants
Our ordinary shares and warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbols “DRTS” and “DRTSW,” respectively.
Risk factors
Prospective investors should carefully consider the “Risk Factors” beginning on page 9 for a discussion of certain factors that should be considered before buying the securities offered hereby.

RISK FACTORS
You should carefully consider the risks described below and the risks described in the documents incorporated by reference herein, including our 2021 Annual Report, as well as the other information included in this prospectus or incorporated by reference in this prospectus before you decide to buy our securities. The risks and uncertainties described below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.
Risks Related to this Offering
The securities being offered in this prospectus represent a substantial percentage of our outstanding ordinary shares, and the sales of such securities could cause the market price of our ordinary shares to decline significantly.
This prospectus relates, among other things, (a) to the issuance from time to time by us of up to 15,771,732 ordinary shares including (x) 13,629,732 ordinary shares issuable upon the exercise of public warrants, following exercise of a total of 120,268 public warrants as of May 20, 2022 and (y) 2,142,000 ordinary shares issuable upon the exercise of the private warrants that were issued in exchange for the private warrants of HCCC (the “private warrants”) at the closing of the Business Combination and (b) the resale from time to time by the Selling Securityholders of 9,251,006 PIPE shares. The public warrants of HCCC were originally issued in the initial public offering of units of HCCC at a price of $10 per unit, with each unit consisting of one share of Class A common stock of HCCC (the “HCCC Class A Shares”) and one half of one warrant of HCCC. The private warrants of HCCC were originally issued in a private placement at a price of $1.00 per warrant in connection with the initial public offering of HCCC. The private warrants of HCCC were originally issued in a private placement at a price of $1.00 per warrant in connection with the initial public offering of HCCC.
Prior to the special meeting of HCCC in connection with the Business Combination, holders of 26,345,782 HCCC Class A Shares exercised their right to redeem those shares for cash at a price of $10.00 per share, for an aggregate of $263,457,820, which represented approximately 95.8% of the total HCCC Class A Shares then outstanding. The ordinary shares being offered for resale in this prospectus represents 10.6% of our issued and outstanding ordinary shares as of May 20, 2022 (assuming the exercise of all our outstanding warrants). Additionally, if all the warrants are exercised, the holders of such warrants would own an additional 15,771,332 ordinary shares, which would then represent 18.7% of our total ordinary shares outstanding following such exercise. The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our ordinary shares. Despite such a decline in the public trading price, the Selling Securityholders and warrant holders may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices of which they purchased the ordinary shares and the warrants described above. Should our share price rise above $10 per share, then the Selling Securityholders may experience potential profit in the amount their resale of the PIPE shares exceeds the $10 purchase price paid for such PIPE shares. Additionally should our share price exceed $11.50, holders of the warrants may experience potential profit upon the exercise of a warrant and sale of underlying ordinary share in the amount such sale exceeds the $11.50 exercise price paid for the underlying ordinary share.
Future sales of a substantial number of our securities in the public market by us or our existing securityholders could cause the market price of our ordinary shares and warrants to decline significantly.
The sale of substantial amounts of ordinary shares or warrants by us or our existing securityholders, or the perception that such sales could occur, could harm the prevailing market price of our ordinary shares and warrants. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our ordinary shares. If the market price for our ordinary shares is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their warrants.

In connection with the Business Combination, our shareholders are subject to certain restrictions on transfer with respect to the ordinary shares held prior to the closing of the Business Combination and ending on the date that is one hundred and eighty days after the completion of the Business Combination.
As restrictions on resale end, the market trading price our ordinary shares and warrants could drop significantly if the holders of these shares or warrants choose to sell or are perceived by the market as intending to be sold. These factors could also make it more difficult for us to raise additional funds through future offerings of our ordinary shares or other securities.
In addition, the ordinary shares reserved for future issuance under our equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to vesting agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. On April 7, 2022, we filed a registration statement on Form S-8 under the Securities Act to register our ordinary shares or securities convertible into or exchangeable for ordinary shares issued pursuant to our equity incentive plans. Such Form S-8 registration statements became effective immediately upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market upon termination of the lockup period described above.
In the future, we may also issue our securities in connection with investments or acquisitions. The amount of ordinary shares issued in connection with an investment or acquisition could constitute a material portion of our ordinary shares. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our shareholders and have a negative impact on the market price of our ordinary shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS; MARKET, RANKING AND OTHER INDUSTRY DATA
This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance.,
Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:
•
We have incurred significant losses since inception, and expects to incur losses over the next several years and may not be able to achieve or sustain revenues or profitability in the future;

•
We may need substantial additional funding, and if we are unable to raise capital when needed, we could be forced to delay, reduce or terminate the development of its Alpha DaRT technology or other product discovery and development programs or commercialization efforts;

•
Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability;

•
Our approach to the development of our proprietary Alpha DaRT technology represents a novel approach to radiation therapy, which creates significant and potentially unpredictable challenges for us;

•
The commercial success of our Alpha DaRT technology, if authorized for commercial sale or certified, will depend in part upon public perception of radiation therapies, and to a lesser extent, radiopharmaceuticals, and the degree of their market acceptance by physicians, patients, healthcare payors and others in the medical community;

•
The ongoing COVID-19 pandemic could continue to adversely impact our business, including its clinical trials, supply chain and business development activities;

•
The market opportunities for our Alpha DaRT technology may be smaller than it anticipated or may be limited to those patients who are ineligible for or have failed prior treatments. If we encounter difficulties enrolling patients in its clinical trials, its clinical development activities could be delayed or otherwise adversely affected;

•
We currently have no marketing and sales organization and has no experience in marketing products. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our Alpha DaRT technology, if approved for commercial sale, we may not be able to generate product revenue;

•
We currently conduct, and in the future intend to continue conducting, pre-clinical studies, clinical trials for our Alpha DaRT technology outside the United States, and the FDA and similar foreign regulatory authorities may not accept data from such trials;

•
Our Alpha DaRT technology and operations are subject to extensive government regulation and oversight both in the United States and abroad, and our failure to comply with applicable requirements could harm our business;

•
We may not receive, or may be delayed in receiving, the necessary marketing authorizations or certifications for our Alpha DaRT technology or any future products or product candidates, and failure to timely obtain necessary marketing authorizations or certifications for our product candidates would have a material adverse effect on our business;

•
If we do not obtain and maintain international regulatory registrations, marketing authorizations or certifications for any product candidates it develops, we will be unable to market and sell such product candidates outside of the United States;

•
If in the future Alpha DaRT is approved for commercial sale or certified, but we are unable to obtain adequate reimbursement or insurance coverage from third-party payors, we may not be able to generate significant revenue;

•
We may be unable to obtain a sufficient or sufficiently pure supply of radioisotopes to support clinical development or at commercial scale;

•
If we are unable to obtain and maintain patent or other intellectual property protection for its Alpha DaRT technology and for any other products or product candidates that we develop, or if the scope of the patent or other intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to commercialize any product candidates that it may develop, and its technology may be adversely affected;

•
We will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives; and

•
The other matters described in the section titled “Risk Factors” beginning on page 10.

We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information; Incorporation of Information by Reference” elsewhere in this prospectus.
Market, ranking and industry data used throughout this prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of our management, which in turn are based upon our management’s review of internal surveys, independent industry surveys and publications including third party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus and in and “Risk Factors” and “Operating and Financial Review and Prospects” in our 2021 Annual Report on Form 20-F incorporated by reference into this prospectus.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and total capitalization as of December 31, 2021:
• on an actual basis for Alpha Tau ; and
• on a pro forma basis, giving effect to the Business Combination and the related transactions.
The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus, any prospectus supplement or incorporated by reference in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.
	As of December 31, 2021
	Actual	Pro Forma
Cash and cash equivalents	$23,236	$116,218
Restricted cash and short-term deposits	8,698	8,698
Warrants to convertible preferred shares	18,623	—
Warrant liability	—	10,137
Ordinary shares, no par value; 72,423,360 shares authorized; 40,528,913 issued and outstanding, actual; 275,000,000 shares authorized; 67,703,409 issued and outstanding, pro forma	—	—
Additional paid-in capital	18,063	178,080
Accumulated (deficit)	(52,840)	(58,319)
Total shareholders’ equity (deficiency)	(34,777)	119,761
Total capitalization	$(34,777)	$119,761

*
Shares and per share data are presented on a retroactive basis to reflect the closing of the Business Combination and Share Split on March 7, 2022.

Prior to the closing, 26,345,782 HCCC Class A ordinary shares were redeemed by the holders for an aggregate redemption payment of approximately $263.5 million.

USE OF PROCEEDS
We will receive up to an aggregate of $181,374,918 from the exercise of the warrants, assuming the exercise in full of all of the warrants for cash (and not including the approximately $1.4 million we have previously received upon exercise of 120,268 of the public warrants prior to the date of this prospectus).
If the warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the warrants. There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our ordinary shares. If the market price for our ordinary shares is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. As of May 19, 2022, the closing prices for our ordinary shares and warrants on the Nasdaq Stock Market LLC were $5.25 per ordinary share and $0.3999 per warrant.
All of the ordinary shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus.
Introduction
The following unaudited pro forma condensed combined financial information presents the combination of the financial information of HCCC and Alpha Tau adjusted to give effect to the Business Combination and consummation of the Transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
HCCC was a blank check company that was incorporated as a Delaware corporation on August 18, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. At December 31, 2021, there was approximately $275.0 million held in the HCCC Trust Account, or the Trust Account.
We were incorporated in the State of Israel in 2015. We are a clinical-stage oncology therapeutics company focused on harnessing the innate relative biological effectiveness and short range of alpha particles for use as a localized radiation therapy for solid tumors. Our proprietary Alpha DaRT technology is designed to utilize the specific therapeutic properties of alpha particles while aiming to overcome, and even harness for potential benefit, the traditional shortcomings of alpha radiation’s limited range. We are headquartered in Jerusalem, Israel.
The following unaudited pro forma condensed combined balance sheet as of December 31, 2021, assumes that the Transactions occurred on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 presents pro forma effect to the Transactions as if they had been completed on January 1, 2021.
The unaudited pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
This information should be read together with HCCC’s and our audited financial statements and related notes, the sections titled “Operating and Financial Review and Prospects” in our 2021 Annual Report, and other financial information included elsewhere in this prospectus or incorporated by reference herein.
The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP.
The unaudited pro forma condensed combined balance sheet as of December 31, 2021 assumes that the Business Combination and related transactions occurred on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 gives pro forma effect to the Business Combination and related transactions, and HCCC’s IPO as if they had occurred on January 1, 2021. Alpha Tau and HCCC had no historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and reflect that that 26,345,782 public shareholders of HCCC exercised redemption rights with respect to their public shares for a pro rata share of the funds in HCCC’s trust account and that the PIPE

Investors purchased 9,251,006 ordinary shares for gross proceeds of $92.5 million in connection with the closing of the Business Combination.
The Business Combination and Related Transactions
The following represents the aggregate merger consideration reflecting the redemption of 26,345,782 shares by HCCC public stockholders and the forfeiture of 4,844,375 shares by the Sponsor:
	Purchase Price	Shares Issued
HCCC public stockholders and Sponsor shares(1)	$10.00	3,184,843

(1)
Sponsor shares reflect the forfeiture of a total of 4,844,375 shares previously held by the Sponsor prior to the closing of the Business Combination.

In accordance with the Merger Agreement, we conducted the Share Split at the effective time. As part of the recapitalization, the Sponsor forfeited 4,844,375 Founder Shares and 4,658,000 private placement warrants and transferred 106,700 shares as part of the compensation paid to an advisor of HCCC in the Business Combination.
On August 8, 2021, Alpha Tau granted 1,139,133 shares as restricted share awards (the “RSUs”) and 1,126,707 options, with a strike price of $10.41. After the Share Split immediately prior to the Effective Time, 1,031,150 RSUs and 1,019,900 options with a strike price of $11.50 were outstanding. The RSUs and options vest over a four-year service period, which commenced at Closing.
Pursuant to the Merger Agreement, Merger Sub, a wholly owned subsidiary of Alpha Tau, merged with and into HCCC, with HCCC surviving the merger (the “Merger”). As a result of the consummation of the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions”), HCCC became a wholly owned subsidiary of Alpha Tau and the securityholders of HCCC became securityholders of Alpha Tau. The pro forma adjustments giving effect to the Business Combination and related transactions are summarized below, and are discussed further in the footnotes to these unaudited pro forma condensed combined financial statements:
•
the merger of Merger Sub, a wholly-owned subsidiary of Alpha Tau, with and into HCCC, with HCCC surviving the Merger as a wholly owned subsidiary of Alpha Tau;

•
the consummation of the HCCC IPO, which includes the sale of public and private placement warrants;

•
the consummation of the Business Combination;

•
the reclassification of the HCCC Class A common stock, net of redemptions (see below);

•
the consummation of the PIPE Financing;

•
the conversion of the Alpha Tau preferred shares to permanent equity;

•
the Share Split;

•
the accounting for transaction costs incurred by both HCCC and Alpha Tau; and

•
the issuance of equity awards to Alpha Tau employees, Board members and service providers.

The following summarizes the unaudited pro forma ordinary shares outstanding reflecting the redemption of 26,345,782 shares by HCCC public stockholders :

Ownership
	Shares	%
Total Alpha Tau
Current Alpha Tau ordinary shareholders	55,185,560	81.6%
HCCC Sponsor and other holders of founder shares(1)	2,030,625	3.0
HCCC public stockholders(1)	1,154,218	1.7
PIPE Investment	9,251,006	13.7
Total Alpha Tau Ordinary Shares Outstanding at Closing	67,621,409	100%

(1)
Sponsor shares reflect the forfeiture of a total of 4,844,375 shares.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2021, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are based on the historical financial statements of HCCC and Alpha Tau. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(in thousands, except share data)
	As of December 31, 2021		Reflecting Actual Redemptions upon Closing of the Business Combination on March 7, 2022
	Alpha Tau Medical Ltd. (Historical)	Healthcare Capital Corp. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Assets
CURRENT ASSETS
Cash and cash equivalents	$23,236	$557	$275,016	3A	$116,218
			92,510	3C
			(9,513)	3F
			(2,130)	3I
			(263,458)	3B
Restricted cash	618	—			618
Short-term deposits	8,080	—			8,080
Prepaid expenses and other receivables	707	—			707
Total current assets	32,641	557	92,425		125,623
Long-term assets:
Long term prepaid expenses	2,028	—			2,028
Property and equipment, net	7,546	—			7,546
Marketable securities held in Trust Account		275,016	(275,016)	3A	—
Total long-term assets	9,574	275,016	(275,016)		9,574
Total assets	$42,215	$275,573	$(182,591)		$135,197
LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIENCY
CURRENT LIABILITIES:
Trade payables	$1,203	$—			$1,203
Other payables and accrued expenses	3,202	—			3,202
Accrued expenses	—	894			894
Total current liabilities	4,405	894			5,299
LONG-TERM LIABILITIES:
Warrants to convertible preferred shares	18,623	—	(18,623)	3D	—
Deferred underwriting fee payable		10,325	(10,325)	3I	—
Warrant Liability	—	10,137			10,137
Total liabilities	23,028	21,356	(28,948)		15,436
Commitments and contingencies
Convertible preferred shares, NIS 0.00 par value per share	53,964	—	(53,964)	3D	—
Class A common stock, subject to possible redemption at $10 per share	—	275,000	(275,000)	3J	—

	As of December 31, 2021		Reflecting Actual Redemptions upon Closing of the Business Combination on March 7, 2022
	Alpha Tau Medical Ltd. (Historical)	Healthcare Capital Corp. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Shareholders’ deficiency:
Ordinary shares, NIS 0.00 par value per share	—	—			—
Class A common stock, $0.0001 par value	—	—	1	3G	—
			(1)	3E
Class B common stock, $0.0001 par value	—	1	(1)	3G	—
Additional paid-in capital	18,063	—	275,000	3J	178,080
			92,510	3C
			53,964	3D
			18,623	3D
			(24,777)	3E
			(2,779)	3F
			8,195	3I
			2,739	3H
			(263,458)	3B
Accumulated deficit	(52,840)	(20,784)	24,778	3E	(58,319)
			(6,734)	3F
			(2,739)	3H
Total shareholders’ deficiency	(34,777)	(20,783)	175,321		119,761
Total liabilities, convertible preferred shares and shareholders’ deficiency	$42,215	$275,573	$(182,591)		$135,197

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(in thousands, except share and per share data)
	For the Year Ended December 31, 2021		Reflecting Actual Redemptions upon Closing of the Business Combination on March 7, 2022
	Alpha Tau Medical Ltd. (Historical)	Healthcare Capital Corp. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Research and development, net	$11,447	—	$1,735	3CC	$13,182
Marketing expenses	482	—	83	3CC	565
General and administrative	1,861	—	6,734	3AA	9,516
			921	3CC
Formation and operating costs	—	1,930			1,930
Total operating loss	13,790	1,930	9,473		25,193
Financial (income) expenses, net	13,474	—			13,474
Change in fair value of warrants	—	(12,193)			(12,193)
Transaction costs allocated to warrant liabilities		851			851
Fair value of warrant liability in excess of purchase price paid for Private Place Warrants		680			680
Interest earned on marketable securities held in Trust Account		(16)	16	3DD	—
Loss (income) before taxes on income	27,264	(8,748)	1,294		28,005
Tax on income	7	—	—	3BB	7
Net loss (income)	$27,271	$(8,748)	$1,294		$28,012
Net loss per share of ordinary shares – basic and diluted	$(0.67)	$(0.27)			$(0.42)
Weighted average shares of ordinary shares outstanding – basic and diluted	40,534,697	25,993,151		4	66,807,020
Net loss per share – Class B – basic		$(0.27)
Weighted average shares outstanding – Class B – basic		6,827,055
Net loss per share – Class B – diluted		$(0.27)
Weighted average shares outstanding – Class B – diluted		6,875,000
See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except share and per share data)
NOTE 1 — BASIS OF PRESENTATION
The Business Combination is being accounted for as a recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, HCCC is treated as the “accounting acquiree” and Alpha Tau as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is being treated as the equivalent of Alpha Tau issuing shares for the net assets of HCCC, followed by a recapitalization. The net assets of HCCC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Alpha Tau.
The unaudited pro forma condensed combined balance sheet as of December 31, 2021 assumes that the Business Combination and related transactions occurred on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 gives pro forma effect to the Business Combination as if it had been completed on January 1, 2021. These periods are presented on the basis that Alpha Tau is the acquirer for accounting purposes.
The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that HCCC believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. We believe that our assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information assumes that HCCC’s warrants will remain liability classified upon completion of the Business Combination. Alpha Tau management has not yet performed a comprehensive review of the accounting policies related to HCCC’s warrants.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of HCCC and Alpha Tau.
NOTE 2 — ACCOUNTING POLICIES AND RECLASSIFICATIONS
Alpha Tau’s management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
As part of the preparation of these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align HCCC’s financial statement presentation with that of Alpha Tau.

NOTE 3 — ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Alpha Tau has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. Alpha Tau and HCCC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented. The combined company has not reflected the income tax benefit in the pro forma statement of operations, as the combined company does not believe that the income tax benefit is realizable and records a full valuation allowance against all deferred tax assets.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Alpha Tau’s shares outstanding, assuming the Business Combination and related transactions occurred on January 1, 2021.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2021 are as follows:
(A)
Reflects the reclassification of approximately $275.0 million held in the Trust Account at the closing of the Business Combination to cash and cash equivalents.

(B)
Reflects the reduction in cash and HCCC’s additional-paid-in-capital in the amount of approximately $263.5 million reflecting the actual redemptions.

(C)
Reflects cash proceeds from the concurrent PIPE Financing in the amount of approximately $92.5 million and corresponding offset to additional-paid-in-capital.

(D)
Reflects the conversion of the Alpha Tau preferred shares into Alpha Tau ordinary shares as adjusted for the price protection feature, in accordance with the Merger Agreement, as well as the conversion of warrants for convertible preferred shares into warrants for ordinary shares.

(E)
Reflects the elimination of HCCC’s accumulated deficit of approximately $20.8 million and reclassification of HCCC’s par value of common shares of $0.001 million and approximately $4.0 million of transaction costs recorded in accumulated deficit into additional-paid-in-capital upon consummation of the Business Combination.

(F)
Reflects an adjustment of approximately $9.5 million to reduce cash for transaction costs incurred by HCCC and Alpha Tau in relation to the Business Combination and PIPE Financing, including advisory, banking, printing, legal and accounting services. Approximately $6.7 million was expensed and recorded in accumulated deficit, of which approximately $2.4 million is attributed to the issuance of Alpha Tau warrants, and the remaining approximately $2.8 million was determined to be equity issuance costs and offset against additional-paid-in-capital. Transaction costs exclude the $2.1 million payment of the HCCC deferred underwriting fees in connection with the HCCC IPO on January 20, 2021. (See (I) for payment of the accrued deferred underwriting fees).

(G)
Reflects the conversion of HCCC Class B common stock into HCCC Class A common stock.

(H)
Reflects additional compensation expense of approximately $2.7 million recorded in additional-paid-in-capital and offset against accumulated deficit, related to the Alpha Tau board member, service provider and employee grants of 1,031,150 RSUs and 1,019,900 options (on a post-Share Split basis). The grant-date fair value of approximately $6.7 million for RSUs and $4.2 million for options was estimated using the Black-Scholes option-pricing model over the service period. The awards begin vesting over a four-year term upon Closing.

(I)
Reflects the payment of $2.1 million of the $10.3 million of underwriting fee payable accrued on HCCC’s December 31, 2021 balance sheet, and an $8.2 million reduction of the liability reflected through additional paid-in capital.

(J)
Reflects the reclassification of HCCC’s Class A common stock subject to possible redemption into permanent equity

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are as follows:
(AA)
Reflects the transaction costs of approximately $6.7 million as if incurred on January 1, 2021, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item. (See (F) for further details).

(BB)
The net effect of all adjustments impacting the pro forma statement of operations results in a reduction of the income tax benefit of approximately $0.7 million for the year ended December 31, 2021 based on an application of “Preferred Company” and “Preferred Technological Enterprise” tax rate of 7.5%. However, the combined company has not reflected any income tax benefit in the pro forma statement of operations, as the combined company does not believe that the income tax benefit is realizable and records a full valuation allowance against all deferred tax assets.

(CC)
Reflects additional compensation expense of approximately $2.7 million for the year ended December 31, 2021 related to the Alpha Tau board member, service provider and employee grants of 1,031,150 RSUs and 1,019,900 options (on a post-Share Split basis). The grant-date fair value of approximately $6.7 million for RSUs and $4.2 million for options was estimated using the Black-Scholes option-pricing model over the service period. The awards begin vesting over a four-year term upon closing of the Business Combination.

(DD)
Elimination of interest income on the Trust Account.

NOTE 4 — EARNINGS PER SHARE
Represents the net loss per share applying the Share Split to the historical weighted average outstanding shares of Alpha Tau for the year ended December 31, 2021 and the issuance of additional shares in connection with the Business Combination and PIPE Financing, assuming the shares were outstanding since January 1, 2021. As the Business Combination and PIPE Financing are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and PIPE Financing have been outstanding for the entire period presented, adjusted to reflect the redemption of 26,345,782 shares by HCCC public stockholders.
The unaudited pro forma condensed combined financial information has been prepared reflecting the redemption into cash of 26,345,782 shares of HCCC’s Class A common stock for the year ended December 31, 2021:

Shareholders	Reflecting Actual Redemptions upon the Closing of the Business Combination
U.S. dollars in thousands (except share and per share data)
Numerator
Net loss (in thousands)	$(28,012)
Denominator(1)
Former Alpha Tau ordinary shareholders and preferred shareholders	54,273,883
HCCC Sponsor and other holders of founder shares(2)	2,030,625
Former Sponsor shares forfeited and new shares allocated to the Alpha Tau Board and Management(3)	97,288
HCCC public stockholders	1,154,218
PIPE Investment
9,251,006
Total shares of Alpha Tau ordinary shares outstanding at closing of the Business Combination	66,807,020
Net loss per share
Basic and diluted	$(0.42)

(1)
The denominator excludes the effect of the Sponsor’s Conditional Equity.

(2)
HCCC Sponsor shares amount reflects the forfeiture of 4,844,375 sponsor shares.

(3)
The pro forma EPS reflects the weighted average of 25% of the 1,031,150 newly issued shares corresponding to the Forfeited Equity shares that were granted as RSUs to employees, board members and service providers of Alpha Tau.

At the Closing, HCCC had 15,892,000 warrants outstanding, reflecting the forfeiture of 4,658,000 warrants held by the Sponsor. Each warrant entitles the holder to purchase one share of common stock at $11.50 per one share. These warrants are not exercisable until the later of 30 days after the closing of the Business Combination or 12 months from the closing of the Initial Public Offering. As the combined company is in a loss position in 2021, any shares issued upon exercise of these warrants would have an anti-dilutive effect on earnings per share and, therefore, have not been considered in the calculation of pro forma net loss per common share.
At the Closing, Alpha Tau had 3,970,693 warrants outstanding on an as-converted basis. Each as-converted warrant entitles the holder to purchase one ordinary share at the exercise price. The Alpha Tau warrants for ordinary shares post-merger reflect the following exercise prices: $0 per one share for 67,897 warrants, $3.87 for 3,251,729 warrants and $5.04 for 651,067 warrants. As the combined company is in a loss position in 2021, any shares issued upon exercise of these warrants would have an anti-dilutive effect on earnings per share and, therefore, have not been considered in the calculation of pro forma net loss per common share.
Alpha Tau had 1,031,150 combined company RSUs and 6,162,560 options outstanding immediately after the Business Combination. As the combined company is in a loss position in 2021, any shares issued upon exercise of these Alpha Tau options would have an anti-dilutive effect on earnings per share and, therefore have not been considered in the calculation of pro forma net loss per common share.

SELLING SECURITYHOLDERS
This prospectus relates to the possible resale by the Selling Securityholders of up to 9,251,006 ordinary shares by the Selling Securityholders.
The Selling Securityholders may from time to time offer and sell any or all of the ordinary shares and warrants set forth below pursuant to this prospectus. In this prospectus, the term “Selling Securityholders” includes (i) the entities identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquire any of the securities covered by this prospectus after the date of this prospectus from the named Selling Securityholders as a gift, pledge, partnership distribution or other non-sale related transfer.
The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering ordinary shares for resale to the public, and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over shares they own or have the right to acquire within 60 days, as well as shares for which they have the right to vote or dispose of such shares. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, shares which a person has the right to acquire within 60 days of May 2, 2022 are included both in that person’s beneficial ownership as well as in the total number of shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. In some cases, the same ordinary shares are reflected more than once in the table below because more than one holder may be deemed the beneficial owner of the same ordinary shares.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares or warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of ordinary shares and warrants registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”
The information in the table below is based upon information provided by the Selling Securityholders. The securities owned by the Selling Securityholders named below do not have voting rights different from the securities owned by other securityholders. Unless otherwise indicated, the business address of each beneficial owner listed in the tables below is c/o Kiryat HaMada St. 5 Jerusalem, Israel 9777605.

Name of Selling Security holders	Number of Ordinary Shares	Number of Ordinary Shares Being Offered(1)	Number of Ordinary Shares After Offering	Percentage of Outstanding Ordinary Shares Owned After Offering
YOZMA EBEST GLOBAL MEDICAL FUND(2)	1,650,000	1,650,000	—	—
YOZMA KAI NEW GROWTH FUND NO. 1(3)	50,000	50,000	—	—
SJW INTERNATIONAL CO., LTD(4).	200,000	200,000	—	—
SIWON LEE(5)	300,000	300,000	—	—
HANMI HEALTHCARE, INC(6).	1,000,000	1,000,000	—	—
GRAND DECADE DEVELOPMENTS LIMITED(7)	1,000,000	1,000,000	—	—
RR INVESTMENT 2012, LP(8)	263,677	50,000	213,677	*
MARVIN DEN(9)	25,000	25,000	—	—
MORRY BLUMENFELD(10)	199,387	55,000	144,387	*
ISSACHAR KNOLL(11)	276,323	50,000	226,323	*
RONALD COHEN(12)	1,103,300	25,000	1,078,300	1.6%
JOSEPH VENTURES ENTITIES(13)	308,785	127,500	181,285	*
MICHAEL AVRUCH(14)	2,137,526	50,000	2,087,526	3.0%
GEORGETTE AVRUCH(15)	762,178	70,000	692,178	1.0%
LINDA ADAMS(16)	426,323	200,000	226,323	*
RICHARD WOLFE(17)	172,362	60,000	112,362	*
ARIE KRAMER(18)	136,148	120,000	16,148	*
MEIR JAKOBSOHN(19)	186,743	75,000	111,743	*
ARIE JACOBSOHN(20)	64,939	25,000	39,939	*
MEDISON VENTURES LTD.(21)	2,992,847	200,000	2,722,847	4.0%
FIELDCREST HOLDINGS LLC(22)	50,000	50,000	—	—
RINA MAZOZ(23)	10,526	6,000	4,526	*
GILA ASRAF(24)	6,000	6,000	—	—
OURCROWD ENTITIES(25)	2,963,523	299,999	2,663,524	3.9%
THOMAS SCHMIDEK(26)	543,234	100,000	443,234	*
OHAD SHAKED(27)	261,212	225,000	36,212	*
HANNA ANNIE BATTASH(28)	2,000	2,000	—	—
SHMUEL RUBINSTEIN(29)	24,195	4,000	20,195	*
ALAN PATRICOF(30)	236,485	25,000	211,485	*
EDMUND SHAMSI(31)	1,931,220	160,000	1,771,220	2.6%
HELENE SHAMSI(32)	170,176	140,000	30,176	*
KAEYO INVESTMENTS LTD.(33)	7,500	7,500	—	—
451WE ALPHA2 LLC(34)	1,127,049	500,000	627,049	*
MARAV MAZON KOL LTD.(35)	500,000	500,000	—	—
TZALIR PHARMA LTD.(36)	8,000	8,000	—	—
AVNER GOLDENBERG(37)	795,783	40,000	755,783	1.1%
ROY GOLDENBERG(38)	5,000	5,000	—	—
KAMAREA LTD(39)	5,000	5,000	—	—
ARON TENDLER(40)	479,161	50,000	429,161	*
LIOR OPHIR(41)	21,867	1,672	20,195	*

Name of Selling Security holders	Number of Ordinary Shares	Number of Ordinary Shares Being Offered(1)	Number of Ordinary Shares After Offering	Percentage of Outstanding Ordinary Shares Owned After Offering
DANIEL LAVINE(42)	64,515	12,121	52,394	*
STUART MINTZ(43)	16,981	5,000	11,981	*
CSINTALAN SANDOR(44)	52,438	6,000	46,438	*
DAN SPINER(45)	28,018	5,236	22,782	*
MAOZ LEV(46)	138,109	3,200	134,909	*
URI SALOMON(47)	95,732	1,000	94,732	*
DAVID GROVAS(48)	7,284	5,625	1,659	*
ORI GROVAS(49)	5,723	4,063	1,660	*
ADAM SOKOL(50)	69,671	13,090	56,581	*
DONGWOOK KO(51)	40,000	40,000	—	—
MIN SOO KIM(52)	50,000	50,000	—	—
JAE SANG YOO(53)	50,000	50,000	—	—
H. PIO CO., LTD.(54)	512,000	512,000	—	—
RU KA LUKE KANG(55)	30,000	30,000	—	—
DANIEL MARTIN CO., LTD.(56)	100,000	100,000	—	—
ABBA M. KRIEGER(57)	10,000	10,000	—	—
ESTER PORAT(58)	426,344	30,000	396,344	*
CHAN SOO KIM(59)	40,000	40,000	—	—
MINSU YU(60)	10,000	10,000	—	—
BIG MOVE VENTURES, CO. LTD.(61)	100,000	100,000	—	—
KIM JONG SEON(62)	156,000	156,000	—	—
NURIFLEX, CO., LTD.(63)	200,000	200,000	—	—
NURIVISTA, CO., LTD.(63)	200,000	200,000	—	—
NURIBILL, CO., LTD.(63)	200,000	200,000	—	—

*
Less than 1%.

(1)
The amounts set forth in this column are the number of ordinary shares that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other of our ordinary shares that the Selling Securityholder may own beneficially or otherwise.

(2)
Yozma Ebest Global Medical Fund is under management by Yozma Investment, Co., Ltd. (“Yozma”) and Ebest Investment & Securities Co., Ltd. (“Ebest”). Yozma and Ebest serve as investment managers of the Yozma Ebest Global Medical Fund and have control and discretion over the shares held by the Yozma Ebest Global Medical Fund. As such, Yozma and Ebest may be deemed the beneficial owners of the shares held by the Yozma Ebest Global Medical Fund. Yozma and Ebest disclaim any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of the Yozma Ebest Global Medical Fund is 24F, 60 Yeouinaru-ro, Yeongdeungpo-gu, Seoul, Republic of Korea, 07328.

(3)
Yozma KAI New Growth Fund No.1 is under management by Yozma Investment, Co., Ltd. (“Yozma”) and Korea Asset Investment Securities Co., Ltd. (“KAI”). Yozma and KAI serve as investment managers of the Yozma KAI New Growth Fund No.1 and have control and discretion over the shares held by the Yozma KAI New Growth Fund No.1. As such, Yozma and KAI may be deemed the beneficial owners of the shares held by the Yozma KAI New Growth Fund No.1. Yozma and KAI disclaim any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of the Yozma KAI New Growth Fund No.1 is 12F, 57 Yeouinaru-ro, Yeongdeungpo-gu, Seoul, Republic of Korea, 07327.

(4)
SJW International Co., Ltd. is owned and controlled by Siwon Lee. The principal business address of Siwon Lee is #601 Dosan daero 406, Gangnam-gu, Seoul, South Korea.

(5)
The principal business address of Siwon Lee is #601 Dosan daero 406, Gangnam-gu, Seoul, South Korea.

(6)
The principal business address of Hanmi Healthcare, Inc. is 14 Wiryeseong-daero, Songpa-gu, Seoul, South Korea 05545.

(7)
Grand Decade Developments Limited is a wholly-owned subsidiary of Grand Pharmaceutical Group Limited (HK.00512). The principal business address of Grand Decade Developments Limited is Unit 3302,33/F, The Center, 99 Queen’s Road Central, Hong Kong.

(8)
Consists of (i) 203,767 Alpha Tau ordinary shares and (ii) 59,910 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of May 2, 2022. Ralph Rieder is the sole owner and manager of RR Investment 2012, LP. The principal business address of RR Investment 2021, LP is 15 Judith Lane, Monsey, NY 10952.

(9)
The principal business address of Marvin Den is 9 Rocky Acres Lane, Westport, CT 06880.

(10)
Consists of (i) 80,986 Alpha Tau ordinary shares, (ii) 111,743 Alpha Tau ordinary shares subject to options exercisable within 60 days of May 2, 2022 and (iii) 6,658 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of May 2, 2022. The principal business address of Morry Blumenfeld is 8 Yair Street, Apt 4, Jerusalem, Israel.

(11)
The principal business address of Issachar Knoll is 3 Anilevich St., Bnei Brak, Israel.

(12)
Consists of (i) 743,866 Alpha Tau ordinary shares and (ii) 359,434 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of May 2, 2022. The principal business address of Ronald Cohen is 1 Rothschild Boulevard, 27th Floor, Tel Aviv, Israel 6688101.

(13)
Consists of (i) 181,285 Alpha Tau ordinary shares held by Joseph Ventures Allium LLC (“Joseph Ventures Allium”), (ii) 9,500 Alpha Tau ordinary shares held by Joseph Ventures Allium I LLC, Series C (“Joseph Ventures Allium I”) and (iii) 118,000 Alpha Tau ordinary shares held by Joseph Ventures Allium II LLC (“Joseph Ventures Allium II” and, together with Joseph Ventures Allium I, the “Joseph Ventures Entities”). The Joseph Ventures Entities are managed solely by Joseph Ventures Allium LLC, which in turn is solely owned and managed by Michael Ross. The principal business address of the Joseph Venture Entities is 8 The Green, Suite 4000, Dover, DE 19901.

(14)
Consists of (i) 1,993,927 Alpha Tau ordinary shares, (ii) 111,743 Alpha Tau ordinary shares subject to RSUs or options exercisable within 60 days of May 2, 2022 and (iii) 31,856 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of May 2, 2022. The principal business address of Michael Avruch is Nachal Tzin 18/4, Modiin, Israel 71709.

(15)
Consists of (i) 730,322 Alpha Tau ordinary shares and (ii) 31,856 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of May 2, 2022. The principal business address of Georgette Avruch is 1066 Dessewffy u 49 Fe, Budapest, Hungary.

(16)
The principal business address of Linda Adams is 20/1 Derech Beit Lechem, Jerusalem 93109, Israel.

(17)
Consists of (i) 159,049 Alpha Tau ordinary shares and (ii) 13,313 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of May 2, 2022. The principal business address of Richard Wolfe is Hamaayan 2, Modiin, Israel.

(18)
Consists of (i) 131,288 Alpha Tau ordinary shares and (ii) 4,860 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of May 2, 2022. The principal business address of Arie Kramer is 39 Hanassi St., Givat Shmuel, Israel 5400404.

(19)
Consists of (i) 75,000 Alpha Tau ordinary shares and (ii) 111,743 Alpha Tau ordinary shares subject to RSUs or options exercisable within 60 days of May 2, 2022. The principal business address of Meir Jakobsohn is 10 Hashiloach Street, Kiryat Matalon, Petach Tikva, Israel 4917002.

(20)
Consists of (i) 51,626 Alpha Tau ordinary shares and (ii) 13,313 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of May 2, 2022. The principal business address of Arie Jacobsohn is 10 Hashiloach Street, Kiryat Matalon, Petach Tikva, Israel 4917002.

(21)
Consists of (i) 2,731,997 Alpha Tau ordinary shares and (ii) 190,850 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of May 2, 2022. Meir Jakobsohn is the ultimate beneficial owner of Medison Ventures Ltd. The principal business address of Medison Ventures Ltd. is 10 Hashiloach Street, Kiryat Matalon, Petach Tikva, Israel 4917002.
(22)
Stephen Werdiger is the sole manager of Fieldcrest Holdings LLC. The principal address of Fieldcrest Holdings LLC is 1412 Broadway, 18th Floor, New York, NY 10018.

(23)
The principal business address of Rina Mazoz is Moshav Eitan 7, D.N. Sdei Negev, Israel.

(24)
The principal business address of Gila Asraf is Shachal 63/8, Giv’at Mordechai, Jerusalem, Israel.

(25)
Consists of (i) 3,846 Alpha Tau ordinary shares held by OurCrowd International General Partner L.P. (“OurCrowd International GP”), (ii) 2,462,951 Alpha Tau ordinary shares held by OurCrowd (Investment in AlphaT) L.P. (“OurCrowd Investment LP”), (iii) 395,660 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of May 2, 2022 held by OurCrowd Investment LP, (iv) 37,276 Alpha Tau ordinary shares held by OurCrowd 50 L.P. (“OurCrowd 50 LP”), 18,638 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of May 2, 2022 held by OurCrowd 50 LP, (v) 30,101 Alpha Tau ordinary shares held by OurCrowd International Investment III L.P. (“OurCrowd Investment III” and, together with OurCrowd International GP, OurCrowd Investment LP and OurCrowd 50 LP, the “OurCrowd Entities”) and (vi) 15,051 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of May 2, 2022. Jonathan Medved controls the OurCrowd Entities. The principal business address of the OurCrowd Entities is 28 Derech Hebron, Jerusalem, Israel.

(26)
Consists of (i) 491,978 Alpha Tau ordinary shares and (ii) 51,256 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of May 2, 2022. The principal business address of Thomas Schmidek is 11/52 Bnei Binyamin Street, Netanya, Israel 42463.

(27)
The principal business address of Ohad Shaked is 11 Hatzivonim St., Kfar Shmaryahu, Israel.

(28)
The principal business address of Hanna Annie Battash is 225 Melrose Circle, Merion Station, PA 19066.

(29)
Consists of (i) 17,537 Alpha Tau ordinary shares and (ii) 6,658 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of May 2, 2022. The principal business address of Shmuel Rubinstein is 106 David Hamelech Street, Herzeliya, Israel 4660907.

(30)
Consists of (i) 104,879 Alpha Tau ordinary shares and (ii) 131,606 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of May 2, 2022. The principal business address of Alan Patricof is 830 Park Avenue, New York, NY 10021.

(31)
Consists of (i) 1,220,996 Alpha Tau ordinary shares held directly by Edmund Shamsi, (ii) 277,578 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of May 2, 2022 held directly by Edmund Shamsi and (iii) 452,646 Alpha Tau ordinary shares held by Mishor Tau LLC. Edmund Shamsi is the controlling shareholder of Mishor Tau LLC. The principal business address of Edmund Shamsi is 4605 S. Ocean Blvd., Highland Beach, FL.

(32)
The principal business address of Helene Shamsi is 4605 S. Ocean Blvd., Highland Beach, FL.

(33)
KAEYO Investments Ltd. is the private investment arm of Yoel Neeman and is wholly owned by Yoel Neeman. For purposes of the reporting requirements of the Exchange Act, Yoel Neeman is the beneficial owner of these securities. The address of KAEYO Investments Ltd. is 5 Sarah Aharonson Street, Raanana 43399, Israel.

(34)
Consists of (i) 918,032 Alpha Tau ordinary shares and (ii) 209,017 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of May 2, 2022. 451we Alpha2 LLC is managed by Lois Hager and Avery Hager. The principal business address of 451we Alpha2 LLC is 451 West End Ave., #3D, New York, NY 10024.

(35)
The principal business address of Marav Mazon Kol Ltd. is Jaffa St. 157, Haifa, Israel.

(36)
Meir Jakobsohn is the beneficial owner of 100% of the issued shares in Tzalir Pharma Limited. The principal business address for Tzalir Pharma Limited is 10 Hashiloach Street, Kiryat Matalon, Petach Tikva, Israel 4917002.

(37)
Consists of (i) 755,783 Alpha Tau ordinary shares held by Taoz Holding and Management Ltd. (“Taoz Management”) and (ii) 40,000 Alpha Tau ordinary shares held directly by Avner Goldenberg. Avner Goldenberg is the controlling shareholder of Taoz Management. The principal business address of Avner Goldberg is Kibutz Galuyot 34, Tel Aviv, Israel.

(38)
The principal business address of Roy Goldenberg is Kibutz Galuyot 34, Tel Aviv, Israel.

(39)
Andras Csaki is the sole beneficial owner of Kamarea Trade and Invest Limited. The principal business address of Kamarea Ltd is 115 Griva Digeni Limassol, 4002, Cyprus.

(40)
Consists of (i) 452,534 Alpha Tau ordinary shares and (ii) 26,627 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of May 2, 2022. The principal business address of Aron Tendler is 11903 Southern Boulevard, Suite 104, Royal Palm Beach, Florida 33411.

(41)
Consists of (i) 15,209 Alpha Tau ordinary shares and (ii) 6,658 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of May 2, 2022. The principal business address of Lior Ophir is Eliezer HaGadol 12/3, Jerusalem, Israel.

(42)
Consists of (i) 51,202 Alpha Tau ordinary shares and (ii) 13,313 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of May 2, 2022. The principal business address of Daniel Lavine is 10 Rio Abajo, apt 1 Ed Solis, Panama City, Panama.

(43)
Consists of (i) 12,987 Alpha Tau ordinary shares and (ii) 3,994 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of May 2, 2022. The principal business address of Stuart Mintz is 24115 Woodway Road, Beachwood, Ohio 44122.

(44)
Consists of (i) 37,128 Alpha Tau ordinary shares and (ii) 15,310 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of May 2, 2022. The principal business address of Csintalan Sandor is Kossuth UT 87, Agesegyhaza, 6076 Hungary.

(45)
The principal business address of Dan Spiner is 114 E 13th Street, New York, NY 10003.

(46)
Consists of (i) 132,517 Alpha Tau ordinary shares and (ii) 5,592 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of May 2, 2022. The principal business address of Maoz Lev is 23401 Old Meadow Brook Circle, Bonita Springs, FL 34134.

(47)
Consists of (i) 17,522 Alpha Tau ordinary shares and (ii) 78,210 Alpha Tau ordinary shares subject to RSUs or options exercisable within 60 days of May 2, 2022. The principal business address of Uri Salomon is 35 Halimon Street, Tel Mond 4060474, Israel.

(48)
The principal business address of David Grovas is Hanave Street 3, Rechelim Nofei Nehemia, Israel.

(49)
The principal business address of Ori Grovas is Hanave Street 3, Rechelim Nofei Nehemia, Israel.

(50)
The principal business address of Adam Sokol is 7215 136th Street, Flushing, NY 11367.

(51)
The principal business address of Dongwook Ko is 110-2202 Hangang Xi, apt Ichon-ro 64, gil 15, Yongsan-gu, Seoul, S. Korea.

(52)
The principal business address of Mins oo Kim is 104 dong 405 ho, 12, Yeongdong-daero 138-gil, Gangnam-gu, Seoul, Korea.

(53)
The principal business address of Jae Sang Yoo is 150, Samseong-ro, Gangnam-gu, Seoul Korea..

(54)
Tae youp Kang is the sole manager of H. PIO Co., Ltd. The principal business address of H. PIO Co., Ltd. is 115, Yangpyeong-ro, Yeongdeungpo-gu, Seoul, Korea.

(55)
The principal business address of Ru Ka Luke Kang is 7F Gangnam Finance Center, 152 Teheran-ro, Ganggam-Gu, Seoul, South Korea 06236.

(56)
Daniel Martin Co., Ltd. is under management by its CEO, Mr. Chung Won Sok (“Daniel Martin”), a company existing under the laws of South Korea and having its principal office at #3606, 39, Saimdang-ro, Seocho-gu, Seoul 06650, Korea. Daniel Martin is an investor and has control and discretion over the shares held by Daniel Martin Co., Ltd. As such, Daniel Martin may be deemed the beneficial owner of the shares held by Daniel Martin Co., Ltd. Daniel Martin disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein.

(57)
The principal business address of Abba Krieger is 501 Waldron Terrace, Merion Station, PA 19066.

(58)
The principal business address of Ester Porat is Netiv Zohara 8, Jerusalem, Israel.

(59)
The principal business address of Chan Soo Kim is 304, Hyoryeong-ro, Seocho-gu, Seoul, Republic of Korea.

(60)
The principal business address of Minsu Yu is 27-7, Unjung-ro 166beon-gil, Bundang-gu, Seongnam-si, Gyeonggi-do, Republic of Korea.

(61)
Big Move Ventures, Co., Ltd. (“BMV”) is under management by Jaewon Co., Ltd (“Jaewon”). Jaewon has control and discretion over the shares held by BMV. As such, Jaewon may be deemed the beneficial owner of the shares held by BMV. Jaewon disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of BMV is 102, 4Fl., 14, Teheran-ro, 26-gil, Gangnam-gu, Seoul, Korea.

(62)
The principal business address of Kim Jong Seon is 304-501, Woojangsan Lotte Castle APT, 382 Gonghang-daero, Gangseo-gu, Seoul 07648.

(63)
NuriBill Co., Ltd. (“NuriBill”) and NuriVista Co., Ltd (“NuriVista”) are each wholly-owned subsidiaries of NurifFlex Co., Ltd. (Kosdaq: KRW) (“Nuriflex Korea” and, together with NuriBill and NuriVista, the “Nuri Investors”). NuriFlex Korea’s major shareholder and beneficial owner is NuriFlex Holdings Inc. (Canada), having its principal address at Suite 2109, 4710 Kingsway, Burnaby BC V5H 4J5, Canada.The principal business address of the Nuri Investors is NURI BLD, 16 Sapyeong-daero, Seocho-gu, South Korea, 065552.

PLAN OF DISTRIBUTION
The Selling Securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling warrants, ordinary shares or interests in ordinary shares received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which our ordinary shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Securityholders may use any one or more of the following methods when disposing of the ordinary shares or their interests therein:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

•
a combination of any such methods of sale; and

•
any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of their ordinary shares or other shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of their securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
In connection with the sale of our ordinary shares, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our ordinary shares in the course of hedging the positions they assume. The Selling Securityholders may also sell our ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the warrants or ordinary shares to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution or shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.
The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.
To the extent required, the ordinary shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the warrants or shares offered by this prospectus.
We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

EXPENSES
We estimate that our expenses in connection with the issuance and registration of our ordinary shares in connection with exercise of warrants and the offer and sale of our ordinary shares by the Selling Securityholders, will be as follows:
Expenses	Amount
SEC registration fee		$25,990
FINRA filing fee		*
Transfer agent’s fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous costs		*
Total	$	*

*
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

LEGAL MATTERS
The legality of the ordinary shares offered by this prospectus and certain other Israeli legal matters will be passed upon for Alpha Tau by Meitar | Law Offices. The legality of the Alpha Tau warrants offered by this prospectus and certain legal matters relating to U.S. law will be passed upon for Alpha Tau by Latham & Watkins LLP. Meitar | Law Offices and certain attorneys affiliated with the firm own less than 1% of Alpha Tau’s ordinary shares. Latham & Watkins LLP and certain attorneys and investment funds affiliated with the firm own less than 1% of Alpha Tau’s ordinary shares.

EXPERTS
The consolidated financial statements of Alpha Tau Medical Ltd. and its subsidiaries as of December 31, 2020 and 2021, and for each of the three years ended December 31, 2021 included in this prospectus have been so included in reliance on the reports of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The current address of Kost, Forer, Gabbay & Kasierer is 144 Menachem Begin Road, Building A, Tel Aviv 6492102, Israel.
The financial statements of Healthcare Capital Corp. as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and the period from August 18, 2020 (inception) through December 31, 2020, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, thereon, appearing elsewhere in this prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of Alpha Tau’s assets and substantially all of Alpha Tau’s directors and officers are located outside the United States, any judgment obtained in the United States against Alpha Tau or any of its directors and officers may not be collectible within the United States.
Alpha Tau has irrevocably appointed Alpha Tau Medical, Inc., Alpha Tau’s wholly-owned subsidiary, as its agent to receive service of process in any action against Alpha Tau in any U.S. federal or state court arising out of the Transactions. The address of Alpha Tau’s agent is 1 Union Street 3rd Floor, Lawrence, MA 01840.
It may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.
Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:
•
the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•
the judgment is capable of being executed in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:
•
the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•
the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•
the judgment was obtained by fraud;

•
the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•
the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•
the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•
at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates. In addition, there is no bilateral treaty between Israel and the United States for the enforcement of civil judgments.

TRANSFER AGENT AND REGISTRAR
The transfer agent and warrant agent for Alpha Tau’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION OF INFORMATION BY
REFERENCE
The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:
•
the Company’s Annual Report on Form 20-F for the year ended December 31, 2021 filed with the SEC on March 28, 2022; and

•
the description of the Company’s ordinary shares contained in the Company’s registration statement on Form 8-A (File No. 001-41316), filed with the SEC on March 7, 2022, including any amendments or reports filed for the purpose of updating such description.

We have filed a registration statement on Form F-1 to register the resale of the securities described elsewhere in this prospectus. This prospectus is a part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities.
Information and statements contained in this prospectus or any annex to this prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this prospectus forms a part.
Statements made in this prospectus concerning the contents of any contract, agreement or other document are not complete descriptions of all terms of these documents. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed for a complete description of its terms. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part in their entirety.
We are subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
We are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We publish annually an annual report filed on Form 20-F containing financial statements that have been examined and reported on, with an opinion expressed by, a registered public accounting firm. We prepare our annual financial statements in United States dollars and in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. If there is any inconsistency between the information in this prospectus and in any post-effective amendment to the Form F-1 of which this prospectus is a part, or in any prospectus supplement, you should rely on the information in the post-effective amendment or prospectus supplement, as relevant. You should read this prospectus and any post-effective amendment or prospectus supplement together with the additional information contained in documents listed above under the heading “Where You Can Find More Information; Incorporation of Information by Reference.” The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us, the securities offered under this prospectus, and our other outstanding securities. The registration statement, including the exhibits, can be read at the SEC’s website or at the SEC’s offices mentioned above under “Where You Can Find More Information; Incorporation of Information by Reference.”

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address:
Alpha Tau Medical Ltd.
Attention: VP Legal
Kiryat HaMada St. 5
Jerusalem
9777605
Israel
You may also obtain information about us by visiting our website at www.innoviz-tech.com. Information contained in our website is not part of this prospectus.
We have not authorized anyone to give any information or make any representation about their companies that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. You should read all information supplementing this prospectus.

REPORT OF INDEPENDENT AUDITORS
To the Shareholders’ and Board of Directors of
ALPHA TAU MEDICAL LTD.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Alpha Tau Medical Ltd. (the “Company”) as of December 31, 2020 and 2021, the related consolidated statements of operations, convertible preferred shares and shareholders’ deficiency and cash flows for each of the three years in the period ended December 31, 2021 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global
We have served as the Company’s auditor since 2016.
Tel-Aviv, Israel
March 28, 2022

CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands (except share and per share data)
		December 31,
	Note	2020	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		$15,598	$23,236
Restricted cash		576	618
Short-term deposits		30,417	8,080
Prepaid expenses and other receivables	3	864	707
Total current assets		47,455	32,641
Long-term assets:
Long term prepaid expenses		139	2,028
Property and equipment, net	4	5,395	7,546
Total long-term assets		5,534	9,574
Total assets		$52,989	$42,215
LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIENCY
CURRENT LIABILITIES:
Trade payables		$964	$1,203
Other payables and accrued expenses	5	1,124	3,202
Total current liabilities		2,088	4,405
LONG-TERM LIABILITIES:
Warrants to convertible preferred shares	7	5,366	18,623
Total liabilities		7,454	23,028
Commitments and Contingencies	6
Convertible Preferred shares of no-par value per share – Authorized: 25,348,176 shares as of December 31, 2020 and 2021; Issued and outstanding: 13,739,186 shares as of December 31, 2020 and 2021;(*)	9	53,964	53,964
Shareholders’ deficiency:
Ordinary shares of no-par value per share — Authorized: 72,423,360 shares as of December 31, 2020 and 2021; Issued and outstanding: 40,433,578 and 40,528,913 shares as of December 31, 2020 and 2021, respectively;(*)	10	—	—
Additional paid-in capital		17,140	18,063
Accumulated deficit		(25,569)	(52,840)
Total shareholders’ deficiency		(8,429)	(34,777)
Total liabilities, convertible preferred shares and shareholders’ deficiency		$52,989	$42,215

(*)
Prior period results have been retroactively adjusted to reflect the 1: 0.905292 stock split effected on March 7, 2022. See also note 10, Shareholders’ Deficiency, for details.

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars in thousands (except share and per share data)
		Year ended December 31,
	Note	2019	2020	2021
Research and development, net		$6,636	$7,544	$11,447
Marketing expenses		397	288	482
General and administrative		977	1,412	1,861
Total operating loss		8,010	9,244	13,790
Financial (income) expenses, net	11	308	(520)	13,474
Loss before taxes on income		8,318	8,724	27,264
Tax on income		146	158	7
Net loss		$8,464	$8,882	$27,271
Less: net loss attributable to noncontrolling interests		$97	$—	$—
Net loss attributable to Alpha Tau Medical Ltd.		$8,367	$8,882	$27,271
Net loss per share attributable to ordinary shareholders, basic and diluted		(0.25)	(0.22)	(0.67)
Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted (*)		33,815,448	40,274,935	40,534,697

(*)
Prior period results have been retroactively adjusted to reflect the 1: 0.905292 stock split effected on March 7, 2022. See also note 10, Shareholders’ Deficiency, for details.

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIENCY
U.S. dollars in thousands (except share data)
	Convertible Preferred Shares				Additional paid-in capital	Accumulated deficit	Nom controlling interest	Total Deficit
			Ordinary Shares
	Shares	Amount	Shares	Amount
Balances as of January 1, 2019(*)	7,229,885	$25,238	33,185,538	$—	$9,330	$(8,320)	$851	$1,861
Share-based compensation	—	—	—	—	546	—	—	546
Issuance of ordinary shares and warrants to ordinary shares	—	—	1,302,132	—	5,250	—	—	5,250
Exercise of warrants to ordinary shares	—	—	5,316,493	—	1,560	—	—	1,560
Net loss	—	—	—	—	—	(8,367)	(97)	(8,464)
Acquisition of non-controlling interests	—	—	—	—	(192)	—	(754)	(946)
Balances as of January 1, 2020(*)	7,229,885	25,238	39,804,163	—	16,494	(16,687)	—	(193)
Exercise of Warrants to ordinary shares	—	—	624,445	—	30	—	—	30
Issuance of ordinary shares upon exercise of share options	—	—	4,970	—	20	—	—	20
Share-based compensation	—	—	—	—	596	—	—	596
Issuance of series B Preferred shares, net (**)	6,509,301	28,726	—	—	—	—	—	—
Net loss	—	—	—	—	—	(8,882)	—	(8,882)
Balances as of December 31, 2020(*)	13,739,186	53,964	40,433,578	—	17,140	(25,569)	—	(8,429)
Exercise of Warrants to ordinary shares	—	—	9,053	—	—	—	—	—
Issuance of ordinary shares upon exercise of share options	—	—	86,282	—	111	—	—	111
Share-based compensation	—	—	—	—	812	—	—	812
Net loss	—	—	—	—	—	(27,271)	—	(27,271)
Balances as of December 31, 2021(*)	13,739,186	$53,964	40,528,913	$—	$18,063	$(52,840)	$—	$(34,777)

(*)
Prior period results have been retroactively adjusted to reflect the 1: 0.905292 stock split effected on March 7, 2022. See also note 10, Shareholders’ Deficiency, for details.

(**)
Net of issuance costs of $35.

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands
	Year ended December 31,
	2019	2020	2021
Cash flows from operating activities:
Net loss	$(8,464)	$(8,882)	$(27,271)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	66	86	776
Share-based compensation	546	596	812
(Increase) decrease in prepaid expenses and other receivables	(509)	283	157
Increase in long term prepaid expenses	(16)	(123)	(1,889)
Change in the fair value of warrants to convertible preferred shares	994	203	13,257
Non-cash financial (income) expenses, net	12	(153)	29
Increase in trade payables	148	114	239
Increase in other payables and accrued expenses	313	625	2,078
Net cash used in operating activities	(6,910)	(7,251)	(11,812)
Cash flows from investing activities:
Investment in short-term deposits	(54,270)	(70,200)	(8,082)
Redemption of short-term deposits	45,400	66,150	30,282
Purchase of property and equipment	(1,293)	(3,767)	(2,927)
Net cash (used in) provided by investing activities	(10,163)	(7,817)	19,273
Cash flows from financing activities:
Proceeds from issuance of ordinary shares and warrants	5,250	—	—
Proceeds from issuance of series B Preferred shares, net	—	28,726	—
Proceeds from exercise of warrants	1,019	571	—
Proceeds from exercise of options	—	20	111
Acquisition of non-controlling interest	(946)	—	—
Net cash provided by financing activities	5,323	29,317	111
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(18)	84	108
(Decrease) increase in cash and cash equivalents and restricted cash	(11,768)	14,333	7,680
Cash, cash equivalents and restricted cash at the beginning of the year	13,609	1,841	16,174
Cash, cash equivalents and restricted cash at the end of the year	$1,841	$16,174	$23,854
Non-cash transactions:
Receivables from exercise of warrants to ordinary shares	$541	$—	$—
Supplemental disclosures of cash flow information:
Income tax payments	$—	$218	$103
Interest received	$780	$541	$351
The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 1:-   GENERAL
a. Company description:
Alpha Tau Medical Ltd. (“the Company”) is an Israeli clinical-stage oncology therapeutics company that focuses on research, development and commercialization of Alpha DaRT (Diffusing Alpha-emitters Radiation Therapy) for the treatment of solid cancer. The Company was established in November 2015 and began its operations in January 2016, and shortly thereafter acquired the full rights to the Alpha DaRT technology from Althera Medical Ltd., (“Althera”), developed in 2003 at Tel Aviv University.
In August 2017 the Company established a fully owned subsidiary in the United States — “Alpha Tau Medical Inc.” (hereafter: ATM Inc). ATM Inc began its activity in August 2018.
In January 2018 the Company established a subsidiary in Japan “Alpha Tau Medical KK” (hereafter: ATM KK). ATM KK began its activity in January 2018, initially as a JV that was jointly owned by the Company (holding more than 90% of ATM KK) and HekaBio K.K. In July 2019, the Company acquired full ownership of ATM KK by virtue of a transaction in which the Company invested additional funds into ATM KK, and ATM KK repurchased its own shares that were held by HekaBio K.K. As of December 31, 2021 and 2020, the Company holds 100% of ATM KK.
In July 2019, the Company established a fully owned subsidiary in Canada “Alpha Tau Medical Canada Inc.” (hereafter: ATM Canada Inc). ATM Canada Inc began its activity in March 2020.
On July 7, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Healthcare Capital Corp., a Delaware corporation (“HCCC”), and Archery Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”). As part of the completion of business combination on March 7, 2022 (the “closing date”), the Merger Sub was merged with and into HCCC (the “Merger”), with HCCC survived the merger as a wholly owned subsidiary of the Company (for further information see note 14b).
The novel coronavirus (“COVID-19”) pandemic has created and may continue to create significant uncertainty in macroeconomic conditions, and the extent of its impact on the Company’s operational and financial performance will depend on certain developments. The Company considered the impact of COVID-19 on the estimates and assumptions and determined that there were no material adverse impacts on the consolidated financial statements for the period ended December 31, 2021. As events continue to evolve and additional information becomes available, the Company’s estimates and assumptions may change materially in future periods.
b. The Company’s activities since inception have consisted of performing research and development activities. Successful completion of the Company’s development programs and, ultimately, the attainment of profitable operations are dependent on future events, including, among other things, its ability to secure financing; obtain further marketing approvals from regulatory authorities; access potential markets; and build a sustainable customer base; attract, retain and motivate qualified personnel; and develop strategic alliances. The Company’s operations are funded by its shareholders and research and development grants and the Company intends to seek further private or public financing as well as make applications for further research and development grants for continuing its operations. Although management believes that the Company will be able to successfully fund its operations, there can be no assurance that the Company will be able to do so or that the Company will ever operate profitably.
The Company expects to continue to incur substantial losses over the next several years during its clinical development phase. To fully execute its business plan, the Company will need to complete registrational clinical studies and certain development activities as well as manufacture the required clinical and commercial products in its manufacturing plants. Further, the Company will seek further regulatory approvals prior to commercialization and the Company will need to establish sales, marketing and logistic infrastructures. These activities may span many years and require substantial expenditures to complete and may ultimately be unsuccessful. Any delays in completing these activities could adversely impact the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 1:-   GENERAL (continued)
As of December 31, 2021, the Company had cash, cash equivalents, short-term deposits and restricted cash of $31,934. During the year ended December 31, 2021, the Company incurred a net loss of $27,271 and had negative cash flows from operating activities of $11,812. In addition, the Company had an accumulated deficit of $52,840 on December 31, 2021. The Company believes that its existing capital resources will be adequate to satisfy its expected liquidity requirements for at least two years (for further information see note 13b).
NOTE 2:-   SIGNIFICANT ACCOUNTING POLICIES
The consolidated financial statements are prepared according to United States generally accepted accounting principles (“U.S. GAAP”). The significant accounting policies are applied in the preparation of the financial statements on a consistent basis, as follows:
a. Use of estimates for the preparation of financial statements:
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. On an ongoing basis, the Company’s management evaluates estimates, including those related to fair values of convertible preferred shares warrants, fair values of share-based awards, deferred taxes, and contingent liabilities. Such estimates are based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.
These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities at the dates of the consolidated financial statements, and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
b. Consolidated financial statements in U.S. dollars:
The accompanying consolidated financial statements have been prepared in U.S. dollars.
A substantial portion of the Company’s expenses are incurred in New Israeli Shekels. However, the Company finances its operations mainly in U.S. dollars, a substantial portion of its expenses are incurred in U.S. dollars and revenues from its primary markets are anticipated to be generated in U.S. dollars. As such, the Company’s management believes that the U.S. dollar is the currency of the primary economic environment in which the Company operates. Thus, the functional and reporting currency of the Company is the U.S. dollar.
A subsidiary’s functional currency is the currency of the primary economic environment in which the subsidiary operates; normally, that is the currency of the environment in which a subsidiary primarily generates and expends cash. In making the determination of the appropriate functional currency for a subsidiary, the Company considers cash flow indicators, local market indicators, financing indicators and the subsidiary’s relationship with both the parent company and other subsidiaries. For subsidiaries that are primarily a direct and integral component or extension of the parent entity’s operations, the U.S. dollar is the functional currency.
The Company has determined the functional currency of its foreign subsidiaries is the U.S. Dollar. The foreign operations are considered a direct and integral part or extension of the Company’s operations. The day-to-day operations of the foreign subsidiaries are dependent on the economic environment of the U.S. Dollar.
Transactions and balances denominated in U.S. dollars are presented at their original amounts. Monetary accounts maintained in currencies other than the dollar are re-measured into dollars in accordance with Accounting Standards Codification No. 830, “Foreign Currency Matters” (“ASC 830”). All transaction

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 2:-   SIGNIFICANT ACCOUNTING POLICIES (continued)
gains and losses of the re-measurement of monetary balance sheet items are reflected in the statements of operations as financial income or expenses, as appropriate.
c. Principles of consolidation:
The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany balances have been eliminated upon consolidation.
d. Cash equivalents:
Cash equivalents are short-term, highly liquid investments that are readily convertible into cash with an original maturity of three months or less, at the date acquired.
e. Restricted cash:
Restricted cash is primarily invested in bank deposits and is used as security for the Company’s lease commitments. The following table provides a reconciliation of the cash and cash equivalents balances reported on the balance sheets and the cash, cash equivalents and restricted cash balances reported in the statements of cash flows:
	December 31,
	2020	2021
Cash and cash equivalents, as reported on the balance sheets	$15,598	$23,236
Restricted cash, as reported on the balance sheets	576	618
Cash, cash equivalents, and restricted cash, as reported in the statements of cash flows	$16,174	$23,854
f. Short-term deposits:
A short-term bank deposit is a deposit with a maturity of more than three months but less than one year. Deposits in U.S. dollars bear interest at rates ranging from.0.05%-1.65% and 0.01%-0.62%, per annum, as of December 31, 2020 and 2021, respectively. Short-term deposits are presented at cost, which approximates market value due to their short maturities.
g. Property and equipment, net:
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets at the following rates:
%
Computers and software	33
Laboratory equipment	10 – 15
Furniture and office equipment	7 – 15
Car	20
Manufacturing equipment	10
Leasehold improvements	Over the shorter of the term of the lease or its useful life
h. Impairment of long-lived assets:
The Company’s long-lived assets are reviewed for impairment in accordance with ASC 360, “Property, Plant and Equipment” (“ASC 360”), whenever events or changes in circumstances indicate that the carrying

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 2:-   SIGNIFICANT ACCOUNTING POLICIES (continued)
amount of the asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.
For the years ended December 31, 2019, 2020 and 2021 there were no impairment losses identified.
i. Research and development expenses, net:
Research and development expenses consist of personnel costs (including salaries, benefits and share-based compensation), materials, consulting fees and payments to subcontractors, costs associated with obtaining regulatory approvals, executing pre-clinical and clinical studies and maintenance and prosecution of the Company’s intellectual property rights. In addition, research and development expenses include overhead allocations consisting of various administrative and facilities related costs. The Company charges research and development expenses as expenses when incurred.
Grants from the Israeli Innovation Authority (IIA) are offset against research and development costs at the later of when grant receipt is assured or the expenses are incurred.
j. Accounting for share-based payments:
The Company accounts for share based compensation in accordance with ASC No. 718, “Compensation — Stock Compensation” that requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The Company recognizes compensation expenses for the value of its awards granted based on the straight-line attribution method over the requisite service period of each of the awards. The Company recognizes forfeitures of awards as they occur.
For awards with no performance conditions, the Company recognizes the related share-based compensation expense on a straight-line basis over the requisite service period of the awards, including awards with graded vesting. For awards with performance conditions the share-based compensation expense is recognized if and when the Company concludes that it is probable that the performance condition will be achieved and where the performance condition awards include graded vesting, the share-based compensation expense is recognized based on the accelerated method. The Company reassesses the probability of vesting at each reporting period for awards with performance conditions and adjust compensation cost based on its probability assessment.
The Company selected the Black-Scholes option-pricing model as the most appropriate fair value method for its option awards. The option-pricing model requires a number of assumptions, of which the most significant are the share price, volatility and the expected option term.
The fair value of ordinary share underlying the options has historically been determined by management and the board of directors. Because there has been no public market for the Company’s ordinary shares, the board of directors has determined fair value of an ordinary share at the time of grant of the option by considering a number of objective and subjective factors including financing investment rounds, operating and financial performance, the lack of liquidity of share capital and general and industry specific economic outlook, amongst other factors.
The fair value of the underlying ordinary shares will be determined by the board of directors until such time as the Company’s ordinary shares are listed on an established stock exchange.
The computation of expected volatility is based on actual historical share price volatility of comparable companies. For option grants that are considered to be “plain vanilla,” the Company determines the expected term using the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options. The Company has historically not paid dividends and has no

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 2:-   SIGNIFICANT ACCOUNTING POLICIES (continued)
foreseeable plans to pay dividends and, therefore, uses an expected dividend yield of zero in the option pricing model. The risk-free interest rate is based on the yield of U.S. treasury bonds with equivalent terms as the expected term of the options.
	Year Ended December 31,
	2019	2020	2021
Expected term (years)	5.4 – 7.1	2.0 – 6.2	5.0 – 6.3
Expected volatility	85.3% – 88.6%	90.8% – 102.1%	85.5% – 89.2%
Risk-free interest rate	1.9% – 2.6%	0.1% – 0.5%	0.8% – 1.4%
Expected dividend yield	0%	0%	0%
Total share-based compensation expenses related to employees, consultants and other service providers for the years ended December 31, 2019, 2020 and 2021, amounted to $546, $596 and $812, respectively.
k. Grants and participations:
Royalty-bearing grants from the Israeli Innovation Authority (“IIA”) (previously known as Office of the Chief Scientist) of the Ministry of Economy and Industry in Israel for funding of approved research and development projects are recognized at the time the Company is entitled to such grants, on the basis of the costs incurred, and are presented as a deduction from research and development expenses.
Since the payment of royalties is not probable when the grants are received, the Company does not record a liability for amounts received from IIA until the related revenues are recognized. In the event of failure of a project that was partly financed by IIA, the Company will not be obligated to pay any royalties or repay the amounts received.
The Company recognized participations in research and development as a reduction from research and development expenses in the amount of $571, $878 and $2,459 for the years ended December 31,2019, 2020 and 2021, respectively.
l. Convertible preferred shares and convertible preferred shares warrant liability:
The Company’s preferred shares are considered a “freestanding financial instrument” pursuant to ASC 480 “Distinguishing Liabilities from Equity” and are redeemable in a deemed liquidation event, which is not under the control of the Company; thus, the Company classified the shares outside permanent equity pursuant to ASC 480-10-S99. As of December 31, 2021, and 2020, the Company did not adjust the carrying values of the shares to the deemed liquidation values of such shares since a deemed liquidation event was not probable.
The Company’s warrants to purchase the Company’s convertible preferred shares are considered a “freestanding financial instrument” pursuant to ASC 480. The warrants were classified as a liability on the balance sheet, initially and subsequently measured at fair value through earnings, as the underlying shares are contingently redeemable (upon a deemed liquidation event, which is not under the Company’s control) and, therefore, embody an obligation that is indexed to an obligation to repurchase the Company’s shares by transferring assets. The change in fair value of the warrants is recognized as a component of financial expenses, net, in the statements of operation (see note 9).
m. Fair value of financial instruments:
The Company applies ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), pursuant to which fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 2:-   SIGNIFICANT ACCOUNTING POLICIES (continued)
In determining fair value, the Company uses various valuation approaches. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company.
Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.
Fair value is an exit price, representing the amount that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.
A three-tier fair value hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value:
•
Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•
Level 2 — Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•
Level 3 — Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
The carrying amounts of cash and cash equivalents, short-term deposits, prepaid expenses, other receivables, trade payables, other accounts payable and accrued expenses approximate their fair value due to the short-term maturity of such instruments.
The financial instruments carried at fair value on the Company’s consolidated balance sheets as of December 31, 2019, 2020 and 2021 are warrants to convertible preferred shares classified as a liability (see note 7).
The following methods and assumptions were used by the Company in estimating their fair value disclosures for financial instruments:
The fair value measurement of warrants to convertible preferred shares are measured using unobservable inputs that require a high level of judgment to determine fair value, and thus are classified as Level 3 financial instruments. To calculate the fair value of the warrants, the Company first calculated the underlying preferred share value by using the income approach and the market approach. Then the equity value was allocated by using the hybrid model method utilizing two scenarios of OPM and IPO. Once the preferred shares value was derived from the two scenarios, the Black-Scholes model was utilized to calculate the warrants value in each one of the scenarios. Then, probability for each one of the scenarios was applied by the Company to derive the weighted average fair value of the warrants.
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 2:-   SIGNIFICANT ACCOUNTING POLICIES (continued)
n. Ordinary share warrants classification and measurement:
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance. The assessment considers whether the warrants are freestanding financial instruments, meet the definition of a liability under ASC 480, are indexed to the Company’s own stock and whether the warrants are eligible for equity classification under ASC 815-40. This assessment is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding.
Warrants that meet all the criteria for equity classification, are required to be recorded as a component of additional paid-in capital. Warrants that do not meet all the criteria for equity classification, are required to be recorded as liabilities at their initial fair value on the date of issuance and remeasured to fair value through earnings at each balance sheet date thereafter.
As of December 31, 2020, and 2021, the Company had 728,017 and 718,964 outstanding ordinary share warrants, respectively. The warrants were classified as equity (see notes 10d and 10e).
o. Income taxes:
The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”). ASC 740 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, to reduce deferred tax assets to their estimated realizable value, if needed.
ASC 740 contains a two-step approach to recognizing and measuring a liability for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. As of December 31, 2021, and 2020 no liability for unrecognized tax benefits was recorded as a result of ASC 740.
p. Concentration of credit risks:
Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents, restricted cash and short-term deposits.
Cash, cash equivalents, restricted cash and short-term deposits are deposited in major banks in Israel, United States and Japan. Such investments in Israel and abroad may be in excess of insured limits and are not insured in other jurisdictions. Generally, cash and cash equivalents may be redeemed upon demand and, therefore, bear minimal risk.
q. Severance pay:
All the Company’s employees who are Israeli citizens have subscribed to Section 14 of Israel’s Severance Pay Law, 5723-1963 (“Section 14”). Pursuant to Section 14, employees covered by this section are entitled to monthly deposits at a rate of 8.33% of their monthly salary, made on their behalf by the Company. Payments in accordance with Section 14 release the Company from any future severance liabilities in respect of those employees.
Neither severance pay liability nor severance pay fund under Section 14 for such employees is recorded on the Company’s consolidated balance sheets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 2:-   SIGNIFICANT ACCOUNTING POLICIES (continued)
Severance pay expense for the years ended December 31, 2019, 2020 and 2021 amounted to $117, $194 and $318, respectively.
r. Contingent liabilities:
The Company accounts for its contingent liabilities in accordance with ASC 450, “Contingencies” (“ASC 450”). A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter.
As of December 31, 2019, 2020 and 2021, no provision is recorded.
s. Basic and diluted net loss per share:
The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its convertible preferred shares to be participating securities as the holders of the convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis, on an as-converted basis. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.
The Company’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of shares of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of ordinary shares are anti-dilutive.
t. Deferred Transaction costs:
Deferred transactions costs consist primarily of accounting, legal, and other fees related to the Company’s transaction. Upon consummation of the transaction, the deferred transaction costs will be reclassified to shareholders’ deficit and recorded against the proceeds from the transaction. The Company capitalized $1,700 of deferred offering costs within other assets, noncurrent in the consolidated balance sheets as of December 31, 2021. No transaction costs were capitalized as of December 31, 2020.
u. Non-controlling interest:
The consolidated financial statements included the Company’s accounts and the accounts of the Company’s wholly- and majority-owned subsidiaries. Non-controlling interest positions of our consolidated entities are reported as a separate component of consolidated equity from the equity attributable to the Company’s shareholders.
v. Recently Issued Accounting Pronouncements and not yet adopted
As an “emerging growth company”, the Jumpstart Our Business Startups Act (JOBS Act) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 2:-   SIGNIFICANT ACCOUNTING POLICIES (continued)
In February 2016, the FASB issued ASU No. 2016-02, Leases, which would require lessees to recognize assets and liabilities on the balance sheet for most leases, whether operating or financing, while continuing to recognize the expenses on their income statements in a manner similar to current practice. Under the new guidance, the Company would also require to provide enhanced disclosures. The guidance states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. The guidance will be effective for the Company as of January 1, 2022, and interim periods in fiscal years beginning January 1, 2023. The Company is in the initial stage of its assessment of the new standard and is currently evaluating the timing of adoption, the quantitative impact of adoption, and the related disclosure requirements. The Company anticipates the adoption of this standard will result in an increase in its noncurrent assets, and current and noncurrent liabilities recorded on the consolidated balance sheets. The Company is currently evaluating the effect that ASU No. 2016-02 will have on its consolidated financial statements and related disclosures.
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The final guidance issued by the FASB for convertible instruments eliminates two of the three models in ASC 470-20 that require separate accounting for embedded conversion features. Separate accounting is still required in certain cases. Additionally, among other changes, the guidance eliminates some of the conditions for equity classification in ASC 815-40-25 for contracts in an entity’s own equity. The guidance also requires entities to use the if-converted method for all convertible instruments in the diluted earnings per share calculation and include the effect of share settlement for instruments that may be settled in cash or shares, except for certain liability-classified share-based payment awards. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is currently evaluating the potential impact of this guidance on its consolidated financial statements.
In November 2021, the FASB issued ASU No. 2021-10, “Government Assistance (Topic 832): Disclosure by Business Entities about Government Assistance.” The new standard improves the transparency of government assistance received by most business entities by requiring the disclosure of: (1) the types of government assistance received; (2) the accounting for such assistance; and (3) the effect of the assistance on a business entity’s financial statements. This guidance is effective for financial statements issued for annual periods beginning after December 15, 2021. Early adoption is permitted. The Company does not expect the adoption of the standard will have a material impact on its consolidated financial statements.
NOTE 3:-   PREPAID EXPENSES AND OTHER RECEIVABLES
	December 31,
	2020	2021
Government authorities	$472	$458
Prepaid expenses	387	227
Other receivables	5	22
	$864	$707

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 4:-   PROPERTY AND EQUIPMENT, NET
	December 31,
	2020	2021
Cost:
Manufacturing equipment(*)	$5,058	$7,238
Computers and software	128	394
Laboratory equipment	251	719
Furniture and office equipment	37	50
Cars	57	57
Leasehold improvements	34	—
	5,565	8,458
Accumulated depreciation	170	912
Depreciated cost	$5,395	$7,546
Depreciation expenses amounted to $66, $86 and $776 for the years ended December 31, 2019, 2020 and 2021, respectively.
During 2021 total cost of $34 and total accumulated depreciation of $34 were disposed from the consolidated balance sheets.
NOTE 5:-   OTHER PAYABLES AND ACCRUED EXPENSES
	December 31,
	2020	2021
Employees and payroll accruals	$525	$788
Accrued expenses	551	2,366
Related parties	48	48
	$1,124	$3,202
NOTE 6:-   COMMITMENTS AND CONTINGENT LIABILITIES
a. The Company’s facilities are leased under operating lease agreements for periods ending no later than 2035. The Company also leases motor vehicles under various operating leases, the latest of which expires in 2024.
Certain motor vehicles of the Company are rented under non-cancellable operating lease agreements.
Future minimum lease payments under operating leases as of December 31, 2021 are as follows:
As of December 31, 2021
2022	$775
2023	722
2024	724
2025	590
2026	605
Thereafter	4,948
$8,364

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 6:-   COMMITMENTS AND CONTINGENT LIABILITIES (continued)
Rental and lease expenses for the years ended December 31, 2019, 2020 and 2021 were $158, $408 and $803 respectively.
b. Guarantee in the amount of $618 was issued by a bank to secure rent payments.
c. The Company has received royalty-bearing grants from the IIA to finance its research and development programs in Israel, through which the Company received IIA participation payments in the aggregate amount of $4,065 through December 31, 2021. In return, the Company is committed to pay IIA royalties at a rate of 3-3.5% of future sales of the developed products, up to 100% of the amount of grants received plus interest at LIBOR rate. Through December 31, 2021, no royalties have been paid or accrued. In addition, under the intellectual property purchase agreement with Althera, the Company assumed all of Althera’s liabilities towards the IIA totaling $474 of royalty-bearing grants received by Althera (plus accrued interest at LIBOR rate). The Company’s liability to the IIA at December 31, 2021, including royalty-bearing grants received by the Company, grants assumed from Althera and the associated LIBOR interest accrued on all such grants, totaled $5,061.
d. Under the February 2, 2016 intellectual property purchase agreement with Althera, the Company is obligated to pay Althera a fixed rate of 2% (plus VAT) of Company’s future gross revenues (as defined in the agreement) that are derived from the purchased intellectual property, up to a maximum amount of $1,500 (plus VAT), in the aggregate, with the potential to set off against certain payments made by the Company to the IIA.
e. The Company also entered into intellectual property agreements with Ramot at Tel Aviv University Ltd., the technology transfer company of Tel Aviv University (“Ramot”) on April 21, 2016 and July 14, 2016, all as amended on May 5, 2019, pursuant to which the Company is obligated to pay Ramot a fixed royalty of 2.5% on net sales of all of the Company’s products (as defined in the agreement) by the Company and its affiliates, with no set maximum. The royalty will be payable as of the first commercial sale (as defined in the agreement), until the later of: 15 years; or until the last to expire of the patents or patent applications from research developed at Tel Aviv University and assigned to the Company, on a country-by-country, product-by-product basis. The Company is also obligated to pay a 7% royalty (and in no event less than 0.65% of the net sales of Company products sold by the Company’s licensees in a given year) on any royalties or revenues received by the Company from its licensees.
f. Under an Operations Partner Agreement between the Company and services provider HekaBio K.K. of May 21, 2019, the Company makes certain payments to HekaBio K.K. in exchange for consulting and administrative services in Japan, as well as payments upon the achievement of certain clinical and regulatory milestones. In addition, if HekaBio K.K. successfully assists the Company in obtaining regulatory marketing approval of the Company’s products in Japan, then the Company is to grant to HekaBio K.K. options to acquire 271,588 of the Company’s ordinary shares at a price of $4.42 each, and to pay HekaBio K.K. a royalty of 3.5% of the reimbursement price (as defined in the agreement) of such products in Japan and 10% of revenues received by the Company from distribution receipts (as defined in the agreement) for such products in Japan.
g. On November 18, 2018 and July 29, 2019, the Company entered into research and license agreements with BGN Technologies, the technology transfer company of Ben Gurion University (“BGN”), further amended on May 12, 2021, wherein the Company will wholly own any intellectual property that is developed jointly by Ben Gurion University and others (including the Company), and BGN will receive 0.75% royalties on all sales of the Company’s alpha radiation products, net of certain deductions and irrespective of the intellectual property underlying such sales, or 1.5% royalties on sales of products that contain intellectual property owned by Ben Gurion University, net of certain deductions. BGN will receive 4% of license revenues (as defined in the agreements) that relate to jointly developed intellectual property, and 8% of license revenues that relate to intellectual property developed solely by Ben Gurion University. The parties

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 6:-   COMMITMENTS AND CONTINGENT LIABILITIES (continued)
also agreed that the Company will continue to conduct research at Ben Gurion University for as long as the researchers wish to and the parties have agreed on a research budget in good faith.
h. On December 1, 2020, the Company entered into a clinical trial agreement with Cambridge University Hospitals NHS Trust, wherein Cambridge will receive 5% of any marginal increase in the Company’s net sales (all as defined in the agreement) generated on account of any patent or patent claim granted from the research performed in such trial, and 2% of the Company’s net sales (minus the aforementioned marginal increase payment) received for the treatment of Squamous Cell Carcinoma of the vulva, for three years from the date of first sale, world-wide.
NOTE 7:-   FAIR VALUE MEASUREMENTS
Financial instruments measured at fair value on a recurring basis include warrants to convertible preferred shares (see note 9). The warrants are classified as a liability in accordance with ASC 480-10-25. These warrants were classified as level 3 in the fair value hierarchy since some of the inputs used in the valuation (the share price) were determined based on management’s assumptions. To calculate the fair value of the warrants, the Company first calculated the underlying preferred share value by using the income approach and the market approach. Then the equity value was allocated by using the hybrid model method utilizing two scenarios of OPM and IPO. Once the preferred shares value was derived from the two scenarios, the Black-Scholes model was utilized to calculate the warrants value in each one of the scenarios. Then, probability for each one of the scenarios was applied by the Company to derive the weighted average fair value of the warrants.
The following table summarizes the assumptions used by the Company in the Black-Scholes model:
	December 31,
	2019	2020	2021
Expected term	3	2.25	1.25
Expected dividend yield	0%	0%	0%
Expected volatility	78.11%	96.83%	83.00%
Risk-free interest rate	1.91%	0.42%	0.75%
The change in the fair value of the preferred share warrants liability is summarized below:
	2020	2021
Beginning of year	$5,163	$5,366
Change in fair value	203	13,257
End of year	$5,366	$18,623
NOTE 8:-   INCOME TAXES
a. Tax rate applicable to Company:
The corporate tax rate in Israel in 2019, 2020 and 2021 was 23%.
The Company has the status of an “Preferred Company” and “Preferred Technological Enterprise”, as defined in the Law for the Encouragement of Capital Investments, 5719-1959 and is subject to a reduced tax rate. The reduced tax rates at development area A in which the Company’s offices are located is 7.5%, subject to various conditions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 8:-   INCOME TAXES (continued)
b. Income taxes on non-Israeli subsidiaries:
The Company’s subsidiaries are separately taxed under the domestic tax laws of the jurisdiction of incorporation of each entity.
Tax rate applicable to ATM Inc:
On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (the “U.S. Tax Reform”); a comprehensive tax legislation that includes significant changes to the taxation of business entities. These changes, most of which are effective for tax years beginning after December 31, 2017, include several key tax provisions that might impact the Company, among others: (i) a permanent reduction to the statutory federal corporate income tax rate from 35% (top rate) to 21% (flat rate) effective for tax years beginning after December 31, 2017 ((ii) stricter limitation on the tax deductibility of business interest expense; (iii) a shift of the U.S. taxation of multinational corporations from a tax on worldwide income to a territorial system (along with certain rules designed to prevent erosion of the U.S. income tax base) (iv) a one-time deemed repatriation tax on accumulated offshore earnings held in cash and illiquid assets, with the latter taxed at a lower rate and (v) an expansion of the U.S. controlled foreign corporation (“CFC”) anti deferral starting with the CFC’s first tax year beginning in 2018 intended to tax in the U.S. “global intangible low-taxed income” (“GILTI”).
Tax rate applicable to ATM KK (Japan-Tokyo):
The General Corporation tax (national tax in Japan) rate is 23.2% for fiscal years beginning after April 2018. Local taxes are also applicable in different rates and may result in a higher effective tax rate (for example, for Tokyo-based companies the effective statutory tax rate would generally be 30.62% for large companies, and 33.6% for small companies). Special rate of 15% is applicable on the first JPY 8M for small and medium companies (19% for larger companies for fiscal years from April 2019).
c. The components of the net loss (income) before tax on income were as follows:
	Year ended December 31,
	2019	2020	2021
Domestic (Israel)	$8,898	$9,322	$27,089
Foreign	(580)	(598)	175
Total	$8,318	$8,724	$27,264
Income tax expense was as follows:
	Year ended December 31,
	2019	2020	2021
Current:
Israel	$—	$—	$—
Foreign	146	158	7
Total current income tax expense	146	158	7
Deferred:
Domestic (Israel)	—	—	—
Foreign	—	—	—
Total deferred income tax expense	—	—	—
Income tax expense	$146	$158	$7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 8:-   INCOME TAXES (continued)
d. Net operating losses carry forward:
The Company has accumulated losses for tax purposes as of December 31, 2021 in the amount of approximately $39,585 which may be carried forward and offset against taxable income in the future for an indefinite period.
e. Deferred taxes:
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets are comprised of operating loss carryforwards and other temporary differences.
Significant components of the Company’s deferred tax assets are as follows:
	December 31,
	2020	2021
Reserves and allowances	$22	$18
R&D expenses	482	399
Intangible assets	44	31
Stock-based compensation	134	33
Loss carryforward	1,551	3,322
Deferred tax assets before valuation allowance	2,233	3,803
Less – valuation allowance	(2,233)	(3,803)
Net deferred tax assets	$—	$—
Management currently believes that since the Company has a history of losses, and there is uncertainty with respect to future taxable income of the Company, it is more likely than not that the deferred tax assets will not be utilized in the foreseeable future. Thus, a full valuation allowance was provided to reduce deferred tax assets to their realizable value.
In 2020 and 2021 the main reconciling item for the Company’s tax rate is tax loss carryforwards and temporary differences, for which a full valuation allowance was provided.
f. Tax assessment:
The Company has not received assessments since its inception.
NOTE 9:-   CONVERTIBLE PREFERRED SHARES AND WARRANTS
a. The Composition of the Company’s Convertible Preferred shares is as follows:
	December 31, 2020		December 31, 2021
	Authorized	Issued and outstanding	Authorized	Issued and outstanding	Carrying amount	Liquidation preference
	Number of shares
Series A Convertible Preferred shares of no-par value(*)	16,295,256	7,229,885	16,295,256	7,229,885	$25,238	$36,437
Series B Convertible Preferred shares of no- par value(*)	9,052,920	6,509,301	9,052,920	6,509,301	28,726	28,761
Total	25,348,176	13,739,186	25,348,176	13,739,186	$53,964	$65,198

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 9:-   CONVERTIBLE PREFERRED SHARES AND WARRANTS (continued)

(*)
Prior period results have been retroactively adjusted to reflect the 1: 0.905292 stock split effected on March 7, 2022. See also note 10, Shareholders’ Deficiency, for details.

The Company issued Series A convertible preferred shares in 2018 and Series B convertible preferred shares in 2020. The Company classifies the convertible preferred shares outside of shareholders’ deficiency as required by ASC 480-10-S99, since these convertible preferred shares are entitled to liquidation preferences which may trigger a deemed liquidation event that is not solely within the Company’s control.
Pursuant to the Company’s Amended and Restated Articles of Incorporation (the “AoA”), a deemed liquidation event would occur, inter alia, upon the closing of the transfer of the Company’s securities to a person or a group of affiliated persons, in one or a series of related transactions, if immediately after such transaction, such person or group of affiliated persons would hold 50% or more of the outstanding voting shares of the Company and upon the occurrence of the events listed in the AoA. For the years ended December 31, 2021 and 2020, the Company did not adjust the carrying values of the convertible preferred shares to the deemed liquidation values of such shares since a deemed liquidation event was not probable at each balance sheet date. Subsequent adjustments to increase the carrying values to the ultimate liquidation values will be made only when it becomes probable that such a deemed liquidation event will occur.
b. Preferred shares rights:
The Preferred A and the Preferred B shares (collectively, the “Preferred Shares”) confer upon their holders all the rights conferred by Ordinary shares, in addition to certain rights stipulated in the Company’s AoA, inter alia, the following:
Dividend rights — the convertible Preferred B shares shall be entitled to receive, prior and in preference to the declaration or payment of any dividend to the holders of any other class of shares, including the Preferred A shares, for each Preferred B share, cumulative dividends (whether paid in cash or otherwise) if and when declared by the Company’s board of directors, in an amount equal to the Preferred B share original issue price (the “Series B Dividend Preference”).
Following the payment in full of all of the Series B Dividend Preference, the convertible Preferred A shares shall be entitled to receive, prior and in preference to the declaration or payment of any dividend to the holders of any other class of shares, including the ordinary shares, for each Preferred A share, cumulative dividends (whether paid in cash or otherwise) if and when declared by the Company’s board of directors, in an amount equal to 1.25x the Preferred A share original issue price (the “Series A Dividend Preference”).
Following the payment in full of all of the Series A Dividend Preference, the holders of the Preferred Shares and the ordinary shares shall be entitled to receive, on a pro-rata, as-converted basis, any and all other dividends distributed by the Company.
Liquidation rights — In the event of any event of liquidation or deemed liquidation event, the Company shall distribute all distributable proceeds first to the holders of the Preferred B shares, on a pro-rata basis among themselves, prior to and in preference to any payments to any of the holders of any other classes of shares, for each Preferred B share, the greater of: (a) the Preferred B share original issue price, plus an amount equal to the declared but unpaid dividends, less any Series B Dividend Preference amount previously declared and actually paid, and (b) the pro rata portion of the distributable proceeds the Preferred B shares would receive if all the distributable proceeds were distributed to all shareholders, on a pro-rata and as-converted-to-ordinary shares basis (the “Series B Preference”). In the event of insufficient distributable proceeds, distribution shall be done ratably among the holders of the Preferred B shares.
Following payment in full of the Series B Preference, the Company shall distribute the remaining distributable proceeds to the holders of Preferred A shares, on a pro-rata basis among themselves, prior to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 9:-   CONVERTIBLE PREFERRED SHARES AND WARRANTS (continued)
and in preference to any payments to any of the holders of any other classes of shares, for each Preferred A share, the greater of: (a) 1.25x the Preferred A share original issue price, plus an amount equal to the declared but unpaid dividends, less any Series A Dividend Preference amount previously declared and actually paid, and (b)the pro rata portion of the distributable proceeds the Preferred A shares would receive if all the distributable proceeds were distributed to all shareholders, on a pro-rata and as-converted-to-ordinary shares basis (the “Series A Preference”). In the event of insufficient distributable proceeds, distribution shall be done ratably among the holders of the Preferred A shares.
Following the payment in full of the Series A Preference, the holders of the ordinary shares shall be entitled to receive, on a pro rata basis among themselves, any and all remaining distributable proceeds.
Voting rights — each holder of Preferred Shares is entitled to one vote per each share held by it (on an as-converted-to-ordinary share basis).
Conversion — each Preferred Share is automatically convertible into ordinary shares, at the respective holder’s option, or automatically upon a qualified IPO of the Company or upon written demand of the Investor Majority (each as defined in the AoA) for each respective class of shares. The initial conversion ratio for each Preferred Share is 1:1.The conversion price per Preferred Share will be adjusted in the event of recapitalizations, share splits, ordinary share dividends, subdivisions and combinations of ordinary shares, as well in the event of certain anti-dilution events.
c. Financing rounds:
In September 2018, the Company entered into a Share Purchase Agreement (as amended, the “2018 SPA”) with new and existing investors, pursuant to which 7,229,885 Preferred A shares and 3,614,960 warrants to Preferred A share were issued in consideration of approximately $29,150, reflecting a price per share of $4.03. Total issuance expenses were amounted to $91. The warrants to Preferred A Shares were recorded at fair value in the amount of $3,821 and the residual amount was allocated to the Preferred A Shares. The Preferred A shares can be converted into ordinary shares at a conversion ratio of 1:1, however such ratio is subject to amendment in certain situations and was adjusted in the context of the 2020 SPA, as more fully described above.
In April 2020, the Company entered into a Preferred B Share Purchase Agreement (as amended, the “2020 SPA”) with new and existing investors, pursuant to which 6,509,301 Preferred B shares were issued in consideration of approximately $28,761, reflecting a price per share of $4.42. Total issuance expenses amounted to $35. The Preferred B shares can be converted into ordinary shares at a conversion ratio of 1:1, subject to adjustment in certain situations, more fully described above.
In conjunction with the 2020 SPA, the Company and the holders of the Preferred A shares agreed on a modified adjustment to the conversion ratio of Preferred A shares into ordinary shares as compared to the AoA in effect at that time. The conversion ratio of the Preferred A shares was adjusted to approximately 1.07:1, such that 7,229,885 Preferred A shares can be converted into 7,761,495 ordinary shares of the Company.
The revised Preferred A share conversion ratio, along with other amendments in the new agreement, did not result a substantial change in the fair value of the Preferred A shares. Therefore, the amendment to the agreement was accounted for as a modification.
On July 6, 2021, the Company’s board of directors approved a 1: 0.905292 stock split which was effected on March 7, 2022. As a result, all Ordinary shares, Convertible preferred shares, options for Ordinary Shares, warrants to Preferred Shares, exercise price and net loss per share amounts were adjusted retroactively for all periods presented in these consolidated financial statements as if the stock split and change in par value had been in effect as of the date of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 9:-   CONVERTIBLE PREFERRED SHARES AND WARRANTS (continued)
d. Warrants to purchase Preferred A shares:
Under the 2018 SPA, the Company had initially granted the Preferred A share investors an aggregate number of 3,614,960 warrants convertible into Preferred A shares of the Company (“Preferred A Warrants”), with an exercise price of $5.04. The number of warrants issued is subject to similar adjustments as the conversion ratio of the Preferred A shares.
In connection with the 2020 SPA, the Warrants agreement was modified, and the Company subsequently granted the Preferred A share investors approximately 7% additional Preferred A Warrants, increasing the aggregate number of Preferred A Warrants to 3,880,777, and reducing the exercise price to $3.87 per share. Since the Warrants were classified as a liability and subsequently measured at fair value through earnings, the effect of The Preferred A Warrants modification was reflected in the fair value of the warrants and recognized in earnings. The warrants may be converted at any time until September 16, 2024.
All outstanding Preferred A Warrants are classified as a long-term liability and are re-measured at each reporting date, as the underlying shares may be redeemed upon an event which is not solely in the control of the Company.
As of December 31, 2020 and 2021, 3,880,777 Preferred A Warrants are outstanding.
NOTE 10:-   SHAREHOLDERS’ DEFICIENCY
a. Ordinary share capital is composed as follows:
On July 6, 2021, the Company’s board of directors approved a 1: 0.905292 stock split which was effected on March 7, 2022. As a result, all Ordinary shares, Convertible preferred shares, options for Ordinary Shares, warrants to Preferred Shares, exercise price and net loss per share amounts were adjusted retroactively for all periods presented in these consolidated financial statements as if the stock split and change in par value had been in effect as of the date of these consolidated financial statements.
	December 31, 2020		December 31, 2021
	Authorized	Issued and outstanding	Authorized	Issued and outstanding
	Number of shares
Ordinary shares of no-par value(*)	72,423,360	40,433,578	72,423,360	40,528,913

(*)
Prior period results have been retroactively adjusted to reflect the 1: 0.905292 stock split effected on March 7, 2022. See also note 10, Shareholders’ Deficiency, for details.

b. Ordinary shares rights:
(i)
The Ordinary shares confer upon their holders the right to participate in the general meetings of the Company, to vote at such meetings (each share represents one vote), and to participate in any distribution of dividends or any other distribution of the Company’s property, including the distribution of surplus assets upon liquidation.

(ii)
In July 2019, HekaBio K.K. invested an amount of $5,250 into the Company, in exchange for 1,302,132 Ordinary shares and 651,067 warrants to ordinary shares of the Company.

c. Share option plans:
The Company has authorized through its 2016 Share Option Plan (the “Plan”), an available pool of Ordinary shares of the Company from which to grant options to officers, directors, advisors, management

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 10:-   SHAREHOLDERS’ DEFICIENCY (continued)
and other key employees of up to 7,611,725 Ordinary shares. The options granted generally have a four-year vesting period and expire ten years after the date of grant, subject to the terms set forth in the Plan. Options granted under the Plan that are cancelled or forfeited before expiration become available for future grant. As of December 31, 2021, 442,439 of the Company’s options are available for future grants.
A summary of the status of options under the Plan as of December 31, 2021 and changes during the relevant period ended on that date is presented below:
Employees	Year ended December 31, 2021
	Number of options	Weighted average exercise price	Aggregate intrinsic value	Weighted average remaining contractual life (years)
Outstanding at beginning of year	4,062,408	$3.40	$944,820	7.78
Granted	1,321,211	$9.81
Exercised	(4,809)	$4.42
Forfeited and cancelled	(53,238)	$5.16
Outstanding at end of year	5,325,572	$4.97	$17,854,046	7.42
Exercisable options	3,233,657	$3.23	$14,184,527	6.56
Service Providers	Year ended December 31, 2021
	Number of options	Weighted average exercise price	Aggregate intrinsic value	Weighted average remaining contractual life (years)
Outstanding at beginning of year	662,006	$2.79	$313,200	6.91
Granted	140,667	$9.79
Exercised	(81,476)	$1.10
Forfeited and cancelled	—
Outstanding at end of year	721,197	$4.34	$2,695,213	6.61
Exercisable options	580,745	$3.05	$2,649,873	5.89
A summary of the status of RSUs under the Plan as of December 31, 2021 and changes during the relevant period ended on that date is presented below:
Number of RSU
Outstanding at beginning of year	—
Granted	1,036,850
Forfeited and cancelled	(5,600)
Outstanding on December 31, 2021	1,031,250
The total equity-based compensation expense related to all of the Company’s equity-based awards recognized for the year ended December 31, 2020 and 2021, was comprised as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 10:-   SHAREHOLDERS’ DEFICIENCY (continued)
	Year ended December 31,
	2019	2020	2021
Research and development	$380	$372	$654
Marketing expenses	18	20	7
General and administrative	148	204	151
Total share-based compensation expense	$546	$596	$812
As of December 31, 2021, there were unrecognized compensation costs of $2,280, which are expected to be recognized over a weighted average period of approximately 3.28 years. The weighted average exercise price of the Company’s options granted during the year ended December 31, 2019, 2020 and 2021 was $4.06, $4.42 and $9.81, respectively. The weighted-average grant date fair value of options granted during the years ended December 31, 2021, 2020 and 2019, was $4.45, $0.76 and $0.6, respectively.
d. Warrants to investors:
(i)
As part of 2016 investment round, the Company granted the investors 6,789,694 warrants. In December 2019, these warrants were exercised into 5,316,493 Ordinary shares of no-par value, of them 1,412,520 were exercised on a cash basis in consideration of approximately $1,560, and 5,377,174 were exercised on a cashless basis at a ratio of approximately 0.73 Ordinary share per exercised warrant.

(ii)
As part of the 2018 SPA, the Company granted 9,053 warrants to ordinary shares to a public service foundation in Israel. The warrants were exercised on July 15, 2021 into 9,053 Ordinary shares of no-par value with no consideration.

(iii)
In July 2019, as part of the investment round of HekaBio K.K, the investors received 651,067 warrants to Ordinary shares with an exercise price of $5.04 to be exercise within 4 years from grant date.

e. Warrants to consultants:
(i)
In April 2016, 67,897 warrants to Ordinary shares were issued to a consultant for services received to be exercised within 7 years from grant date.

(ii)
In April 2020 879,609 warrants were exercised into 556,548 Ordinary shares of no-par value, for $30 received in cash and the rest exercised on a cashless basis. In addition, in November 2020, 90,529 warrants were exercised into 67,897 Ordinary shares of no-par value, all on a cashless basis.

NOTE 11:-   FINANCIAL EXPENSES, NET
	Year ended December 31,
	2019	2020	2021
Financial expenses:
Foreign currency transaction loss, net	$79	$—	$412
Remeasurement of warrants	994	203	13,257
Others	11	14	16
Total financial expenses	1,084	217	13,685

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 11:-   FINANCIAL EXPENSES, NET (continued)
	Year ended December 31,
	2019	2020	2021
Financial income:
Foreign currency transaction profit, net	—	101	—
Interest from deposits	776	613	211
Others	—	23	—
Total financial income	776	737	211
Financial expenses (income), net	$308	$(520)	$13,474

NOTE 12:-   BASIC AND DILUTED NET LOSS PER SHARE
The following table sets forth the computation of the Company’s basic and diluted net loss per Ordinary share:
	Year ended December 31,
	2019	2020	2021
Numerator:
Net loss attributable to Ordinary shareholders	$(8,367)	$(8,882)	$(27,271)
Denominator:
Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	33,815,448	40,274,935	40,534,697
Net loss per share attributable to ordinary shareholders, basic and diluted	(0.25)	(0.22)	(0.67)
The potential shares of ordinary shares that were excluded from the computation of diluted net loss per share attributable to ordinary shareholders for the periods presented because including them would have been anti-dilutive are as follows:
	Year ended December 31,
	2019	2020	2021
Convertible preferred shares	7,229,885	13,739,186	13,739,186
Outstanding share options	4,371,668	4,724,414	6,046,769
RSU	—	—	1,031,250
Warrant to Preferred A shares	3,614,960	3,880,777	3,880,777
Warrants	8,436,578	651,067	651,067
	23,653,091	22,995,444	25,349,049
NOTE 13:-   GEOGRAPHIC INFORMATION
Financial information is available for evaluation by the chief operating decision maker, the Company’s Chief Executive Officer, in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business in one operating segment. Operating segments are defined as components of an enterprise in which separate financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assessing performance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 13:-   GEOGRAPHIC INFORMATION (continued)
Property and equipment, net by geographic location are as follows:
	December 31,
	2020	2021
Israel	$3,540	$5,842
United States	1,855	1,699
Japan	—	5
Total property and equipment, net	$5,395	$7,546
Property and equipment, net is attributed to the geographic location in which it is located.
NOTE 14:-   SUBSEQUENT EVENTS
a. On January 18, 2022, the Company instituted a floating pledge on its assets in favor of Bank Leumi Le-Israel BM, to support a $225 standby letter of credit in favor of the Massachusetts Department of Public Health. The letter of credit was provided in connection with an application by ATM Inc. for an expansion of the maximum possession limit in its radioactive license for use in the Lawrence, MA site, pursuant to decommissioning financial assurance regulations of the Massachusetts Department of Public Health’s Radiation Control Program.
b. Business Combination
Pursuant to the Merger Agreement described in Note 1a, on March 7, 2022 (the “Closing Date”), Archery Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company was merged with and into HCCC, with HCCC surviving as a wholly-owned subsidiary of the Company (the “Business Combination”).
Pursuant to the Merger Agreement, and immediately prior to the consummation of the Merger (the time of such consummation, the “Effective Time”), the Company effected a recapitalization whereby (i) the Company adopted amended and restated articles of association, (i) each preferred share of the Company was automatically converted into such number of the Company’s ordinary shares as determined in accordance with the Company’s existing articles of association; (ii) each of the Company’s ordinary shares that was issued and outstanding immediately prior to the Effective Time was split into 0.905292 ordinary shares of the Company (rounded to the nearest whole number), such that the value of each of the Company’s ordinary shares at the time of execution of the Merger Agreement equaled $10.00 per share, based upon the agreed pre-money equity value of the Company (the “Share Split”); and (iii) outstanding securities convertible into securities of the Company were adjusted to give effect to the foregoing transactions and remain outstanding. As a result, all ordinary shares, convertible preferred shares, options and warrants for ordinary shares, exercise prices and net loss per share amounts were adjusted retroactively for all periods presented in these financial statements.
Additionally, concurrently with the closing of the Merger, Alpha Tau issued securities pursuant to the Subscription Agreements executed with certain investors under a PIPE (Private Investment in Public Equity) transaction.
Following the recapitalization, (a) immediately prior to the Merger, each share of Class B common stock of HCCC was cancelled automatically and converted into one share of Class A common stock of HCCC, (b) after giving effect to the foregoing and in connection with the Merger, each share of Class A common stock of HCCC issued and outstanding was converted automatically into one Company ordinary share, and (c) each outstanding warrant of HCCC was converted into a warrant of the Company and convertible into the Company’s ordinary shares.
An amount of $90,872 of gross cash proceeds were raised by the Company in the aforementioned transactions.

- - - - - - - - - - - - -

HEALTHCARE CAPITAL CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of Healthcare Capital Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Healthcare Capital Corp. (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in stockholders’ (deficit) equity and cash flows for the year ended December 31, 2021 and for the period from August 18, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from August 18, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits . We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
New York, NY
March 31, 2022
PCAOB ID Number 688

HEALTHCARE CAPITAL CORP.
BALANCE SHEETS
	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash	$556,494	$—
Total Current Assets	556,494	—
Deferred offering costs	—	165,029
Marketable securities held in Trust Account	275,016,417	—
TOTAL ASSETS	$275,572,911	$165,029
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accrued expenses	$893,937	$1,374
Accrued offering costs	—	50,175
Due to related parties	—	89,854
Total Current Liabilities	893,937	141,403
Deferred underwriting fee payable	10,325,000	—
Warrant liability	10,137,500	—
Total Liabilities	21,356,437	141,403
Commitments and Contingencies
Class A common stock, $.0001 par value; 100,000,000 shares authorized; 27,500,000 and no shares subject to possible redemption issued and outstanding at redemption value at December 31, 2021 and 2020, respectively	275,000,000	—
Stockholders’ (Deficit) Equity
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,875,000 and 6,900,000 shares issued and outstanding at December 31, 2021 and 2020, respectively	687	690
Additional paid-in capital	—	24,310
Accumulated deficit	(20,784,213)	(1,374)
Total Stockholders’ (Deficit) Equity	(20,783,526)	23,626
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$275,572,911	$165,029
The accompanying notes are an integral part of the financial statements.

HEALTHCARE CAPITAL CORP.
STATEMENTS OF OPERATIONS
	Year Ended December 31, 2021	For the Period from August 18, 2020 (Inception) through December 31, 2020
Formation and operating costs	$1,929,742	$1,374
Loss from operations	(1,929,742)	(1,374)
Other income (expense):
Change in fair value of warrants	12,192,500	—
Transaction costs allocated to warrant liabilities	(850,929)	—
Fair value of warrant liability in excess of purchase price paid for Private Placement Warrants	(680,000)	—
Interest earned on marketable securities held in Trust Account	16,417	—
Other income, net	10,677,988	—
Net income (loss)	$8,748,246	$(1,374)
Weighted average shares outstanding of Class A common stock	25,993,151	—
Basic and diluted net income per share, redeemable Class A common stock	$0.27	$—
Weighted average shares outstanding of Class B common stock	6,827,055	6,250,000
Basic net income (loss) per share, Class B common stock	$0.27	$(0.00)
Weighted average shares outstanding of Class B common stock	6,875,000	—
Diluted net income per share, Class B common stock	$0.27	$—
The accompanying notes are an integral part of the financial statements.

HEALTHCARE CAPITAL CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – August 18, 2020 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	6,900,000	690	24,310	—	25,000
Net loss	—	—	—	—	—	(1,374)	(1,374)
Balance – December 31, 2020	—	$—	6,900,000	$690	24,310	(1,374)	23,626
Remeasurement Adjustment on redeemable common stock	—	—	—	—	(24,313)	(29,531,085)	(29,555,398)
Forfeiture of Founder Shares	—	—	(25,000)	(3)	3	—	—
Net income	—	—	—	—	—	8,748,246	8,748,246
Balance – December 31, 2021	—	$—	6,875,000	$687	$—	$(20,784,213)	$(20,783,526)
The accompanying notes are an integral part of the financial statements.

HEALTHCARE CAPITAL CORP.
STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2021	For the Period from August 18, 2020 (Inception) through December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$8,748,246	$(1,374)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrants	(12,192,500)	—
Transaction costs allocated to warrant liabilities	850,929	—
Fair Value of Warrant Liability in excess of Purchase Price	680,000	—
Interest earned on marketable securities held in Trust Account	(16,417)	—
Changes in operating assets and liabilities:
Accrued expenses	892,563	1,374
Net cash used in operating activities	(1,037,179)	—
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(275,000,000)	—
Net cash used in investing activities	(275,000,000)	—
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	270,200,000	—
Proceeds from sale of Private Placement Warrants	6,800,000	—
Proceeds from promissory note – related party	258	89,854
Repayment of promissory note – related party	(90,112)	(89,854)
Payments of offering costs	(316,473)	—
Net cash provided by financing activities	276,593,673	—
Net Change in Cash	556,494	—
Cash – Beginning	—	—
Cash – Ending	$556,494	$—
Non-cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$50,175
Offering costs paid by Sponsor in exchange for issuance of Founder Shares	$—	$25,000
Remeasurement adjustment on redeemable common stock	$29,555,398	$—
Deferred underwriting fee payable	$10,325,000	$—
Initial classification of warrant liability	$22,330,000	$—
Forfeiture of Founder Shares	$(3)	$—
The accompanying notes are an integral part of the financial statements.

NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Healthcare Capital Corp. (the “Company”) was incorporated in Delaware on August 18, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”).
Business Combination
As previously disclosed, on July 7, 2021, Healthcare Capital Corp., a Delaware corporation (“HCCC”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Alpha Tau Medical Ltd., a company organized under the laws of the State of Israel (“Alpha Tau”) and Archery Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Alpha Tau (“Merger Sub”).
On March 7, 2022 (the “Closing Date”), as contemplated by the Merger Agreement, Merger Sub merged with and into HCCC, with HCCC surviving as a wholly-owned subsidiary of Alpha Tau (the “Business Combination”).
On the Closing Date, the following securities issuances were made by Alpha Tau to HCCC’s securityholders: (i) each outstanding share of Class B common stock of HCCC, after taking into account the forfeiture of certain shares by the holders of Class B common stock, automatically converted into one share of Class A common stock of HCCC and was then exchanged for one ordinary share, without par value, of Alpha Tau (the “Company Ordinary Share”), (ii) each outstanding share of Class A common stock of HCCC was exchanged for one Company Ordinary Share, and (iii) each outstanding warrant of HCCC, after taking into account the forfeiture of certain warrants by certain holders of warrants of HCCC, was assumed by Alpha Tau and became a warrant of Alpha Tau (“Company Warrant”).
In connection with the consummation of the Business Combination, on the Closing Date, HCCC and Alpha Tau notified The Nasdaq Capital Market (“Nasdaq”) that the certificate of merger relating to the Business Combination had been filed with the Secretary of State of the State of Delaware and that HCCC’s outstanding securities had been converted into Company Ordinary Shares and Company Warrants. HCCC requested that Nasdaq delist HCCC’s units, Class A common stock, and warrants on March 7, 2022, and as a result, trading of HCCC’s units, Class A common stock, and warrants on Nasdaq will be suspended in advance of trading on March 8, 2022. On March 7, 2022, Nasdaq filed a notification of removal from listing and registration on Form 25, thereby commencing the process of delisting HCCC’s securities from Nasdaq and deregistering the securities under Section 12(b) of the Securities Exchange Act of 1934, as amended.
Business Prior to the Business Combination
The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
All activity through December 31, 2021 related to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination and the proposed business combination with Alpha Tau Medical Ltd., which is described in Note 6.
The registration statements for the Company’s Initial Public Offering were declared effective on January 14, 2021. On January 20, 2021, the Company consummated the Initial Public Offering of 27,500,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriter of its over-allotment option in the amount of 3,500,000 Units, at $10.00 per Unit, generating gross proceeds of $275,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,800,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Healthcare Capital Sponsor, LLC (the “Sponsor”), generating gross proceeds of $6,800,000, which is described in Note 4.
Transaction costs amounted to $15,556,327, consisting of $4,800,000 of underwriting fees, $10,325,000 of deferred underwriting fees and $431,327 of other offering costs

Following the closing of the Initial Public Offering on January 20, 2021, an amount of $275,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company and which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with GAAP require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and expenses for the reporting periods presented.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.
Offering Costs
Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities were expensed as incurred in the statements of operations. Offering costs associated with the Class A common stock issued were charged to stockholders’ (deficit) equity upon the completion of the Initial Public Offering. Offering costs amounting to $15,556,327 were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering excluding, $850,929 related to the warrants which were included as expenses in the statements of operations (see Note 1).
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ (deficit) equity section of the Company’s balance sheet.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.
At December 31, 2021, the Class A common stock reflected in the balance sheet are reconciled in the following table:
Gross proceeds	$275,000,000
Less:
Proceeds allocated to Public Warrants	(14,850,000)
Class A common stock issuance costs	(14,705,398)
Plus:
Accretion of carrying value to redemption value	29,555,398
Class A common stock subject to possible redemption	$275,000,000
Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and Financial Accounting Standards Board (FASB) ASC Topic 815,

“Derivatives and Hedging” (“ASC 815”). The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, “Distinguishing Liabilities from Equity” (ASC 480) and ASC 815,”Derivatives and Hedging” (ASC 815). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the Public Warrants and Private Placement Warrants were initially estimated using a Monte Carlo simulation with subsequent remeasurements of the Public Warrants utilizing the trading stock price (see Note 10).
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
Net Income (Loss) Per Share
Net income (loss) per common share is computed by dividing net income (loss ) by the weighted average number of common stock outstanding for the period. The Company applies the two-class method in calculating net loss per common share. The remeasurement adjustment associated with the redeemable shares of Class A common stock is excluded from net loss per common share as the redemption value approximates fair value.
The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 20,550,000 Class A common stock in the aggregate. As of December 31, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net loss per common stock is the same as basic net loss per common stock for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per share (in dollars, except per share amounts):
	Year Ended December 31, 2021		For the Period from August 18, 2020 (Inception) Through December 31, 2020
	Class A	Class B	Class A	Class B
Basic net income (loss) per common stock
Numerator:
Allocation of net income (loss), as adjusted	$6,928,490	$1,819,756	$—	$(1,374)
Denominator:
Basic weighted average shares outstanding	25,993,151	6,827,055	—	6,250,000
Basic net income per common stock	$0.27	$0.27	$—	$(0.00)
	Year Ended December 31, 2021		For the Period from August 18, 2020 (Inception) Through December 31, 2020
	Class A	Class B	Class A	Class B
Diluted net income per common stock
Numerator:
Allocation of net income, as adjusted	$6,928,490	$1,829,862	$—	$—
Denominator:
Diluted weighted average shares outstanding	25,993,151	6,875,000	—	—
Diluted net income per common stock	$0.27	$0.27	$—	$—
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurement,” approximate the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature, except for warrant liabilities (see Note 10).
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Recently Accounting Standards
In August 2020, the FASB issued Accounting Standards Update, (“ASU”) 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3.   INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 27,500,000 Units, which includes a partial exercise by the underwriters of their over-allotment option in the amount of 3,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 8).
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,800,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant or $6,800,000 in the aggregate, each exercisable to purchase one share of Class A common stock at a price of $11.50 per share, in a private placement. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. As a result of the fair value of the Private Placement Warrants exceeding the purchase price at the time of purchase, the Company incurred a charge of $680,000 during the period of January 20, 2021 to December 31, 2021.

NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
On September 2, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 5,750,000 shares of Class B common stock (the “Founder Shares”). On January 14, 2021, the Company effected a 1.2 for 1 stock dividend for each share of Class B common stock outstanding, resulting in the Sponsor holding an aggregate of 6,900,000 Founder Shares. The Founder Shares include an aggregate of up to 900,000 shares of Class B common stock that were subject to forfeiture. As a result of the partial exercise of the underwriter’s overallotment, 875,000 shares are no longer subject to forfeiture and 25,000 Founder Shares were forfeited. The Founder Shares collectively represent 20% of the Company’s issued and outstanding shares as of December 31, 2021.
The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (1) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement, commencing on January 14, 2021 to pay the Sponsor a total of $10,000 per month for business and administrative support services. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2021, the Company incurred and paid $120,000, respectively, in fees related to these services. There were no amounts included in accrued expenses at December 31, 2020 or 2021. For the period from August 18, 2020 (Inception) through December 31, 2020, the Company did not incur any fees for these services.
On the Closing Date, in connection with the consummation of the Business Combination, the Administrative Service Agreement between the Company and Healthcare Capital Sponsor LLC (the “Sponsor”) was terminated.
Promissory Note — Related Party
On September 2, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to the Note. The Note is non-interest bearing and payable on the earlier of March 31, 2021 or the completion of the Initial Public Offering. The Company borrowed $90,112 under the Note which was repaid on March 31, 2021. As of December 31, 2021, there were no amounts outstanding under the Note. Borrowings under the Note are no longer available.
Due to Sponsor
At the closing of the Initial Public Offering, on January 20, 2021, the Sponsor over-funded the Trust Account in the amount of $3,000,000. These funds were returned by the trustee to the Sponsor on January 21, 2021.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required. If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2021 and 2020, there were no Working Capital Loans outstanding.
In November 2021, the Sponsor committed to provide loans of up to $50,000 to the Company through November 14, 2022, if needed and requested by the Company, which loans will be non-interest bearing, unsecured and payable upon consummation of a Business Combination.
NOTE 6.   COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on January 14, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit on the 24,000,000 Units sold as part of our Initial Public Offering, or $8,400,000. The underwriters are also entitled to a deferred fee of $0.55 per unit on the 3,500,000 units sold as part of the underwriter’s partial exercise of their overallotment option, or $1,925,000. The underwriters are entitled to a fee of $10,325,000 in the aggregate. The deferred fee obligation was paid to the underwriter from the amounts held in the Trust Account on March 7, 2022, the date of the business combination.
Merger Agreement
As previously disclosed, on July 7, 2021, the Company (“HCCC”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Alpha Tau Medical Ltd., a company organized under the laws of the State of Israel (“Alpha Tau”) and Archery Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Alpha Tau (“Merger Sub”).
On March 7, 2022 (the “Closing Date”), as contemplated by the Merger Agreement, Merger Sub merged with and into HCCC, with HCCC surviving as a wholly-owned subsidiary of Alpha Tau (the “Business Combination”).
On the Closing Date, the following securities issuances were made by Alpha Tau to HCCC’s securityholders: (i) each outstanding share of Class B common stock of HCCC, after taking into account the forfeiture of certain shares by the holders of Class B common stock, automatically converted into one share of Class A common stock of HCCC and was then exchanged for one ordinary share, without par value, of Alpha Tau (the “Company Ordinary Share”), (ii) each outstanding share of Class A common stock of HCCC was exchanged for one Company Ordinary Share, and (iii) each outstanding warrant of HCCC, after taking into account the forfeiture of certain warrants by certain holders of warrants of HCCC, was assumed by Alpha Tau and became a warrant of Alpha Tau (“Company Warrant”).

Amended Warrant Agreement
On the Closing Date, HCCC, Alpha Tau and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”) entered into that certain Amended and Restated Warrant Agreement (the “Amended Warrant Agreement”). The Amended Warrant Agreement amends and restates that certain Warrant Agreement, dated as of January 14, 2021, by and between HCCC and Continental (the “Existing Warrant Agreement”) to provide for the assignment by the Company and the assumption by Alpha Tau of all the rights and obligations of HCCC under the Existing Warrant Agreement with respect to the Company Warrants. Pursuant to the Amended Warrant Agreement, all HCCC warrants under the Existing Warrant Agreement will no longer be exercisable for shares of HCCC’s Class A common stock, but instead will be exercisable for Company Ordinary Shares.
Contingent Fee Agreements
On April 15, 2021, the Company entered into an agreement with a vendor for legal services related to the Merger. Specifically, the agreement calls for due diligence fees to be paid based on work performed in the event of a consummation of the Merger. The amount of fees incurred through December 31, 2021 which would be payable upon the consummation of the Merger was approximately $344,000, which are included in the statement of operations for the year ended December 31, 2021.
On April 15, 2021, the Company entered into an agreement with an investment bank for advisory services related to the Merger. Specifically, the agreement calls for a success fee of approximately $3,600,000 to be paid if the Merger is successfully consummated.
Upon successful completion of the business combination, the amounts related to the contingent fee agreements were earned.
Sponsor Support Agreement
Concurrently with the execution of the Merger Agreement, the Sponsor and certain insiders entered into a letter agreement (the “Sponsor Support Agreement”) in favor of the Company and Alpha Tau, pursuant to which they have agreed to, among other items, (i) vote all shares of common stock of the Company beneficially owned by them in favor of the Transactions and each other proposal related to the Transactions proposed by the Company’s board of directors at the meeting of the Company stockholders relating to the Transactions; (ii) appear at such stockholder meeting (or otherwise cause such shares to be counter as present thereat) for the purpose of establishing a quorum; (iii) vote all such shares against any action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or any other agreement entered into in connection with the Transactions or result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled and against any change in business, management or the board of directors of the Company (other than as contemplated by the Transactions); (v) not to redeem or seek to redeem any such shares, in connection with the Company Stockholder Approval; and (vi) not to transfer, assign or sell such shares, except to certain permitted transferees, prior to the consummation of the Transactions.
Additionally, the Sponsor Support Agreement provides that the Sponsor and such insiders agreed not to transfer any of the Alpha Tau’s equity securities owned by the Sponsor and such insiders, except to certain permitted transferees, beginning upon the consummation of the Transactions (the “Effective Time”) and continuing until the earlier of (x) one year following the Closing Date (as defined in the Merger Agreement) and (y) following the date that the last sale price of the ordinary shares of Alpha Tau (“Alpha Tau Ordinary Shares”) equals or exceeds $12.00 per share (subject to certain adjustments) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing Date.
The Sponsor Support Agreement also provides that the Sponsor will, immediately prior to the Effective Time, surrender to the Company for no consideration 1,031,250 Founder Shares and 1,020,000 Private Placement Warrants owned by the Sponsor (the “Forfeiture”). Further, in the event that the Aggregate Transaction Proceeds (as defined in the Merger Agreement) are less than or equal to $225,000,000, the

Sponsor will, immediately prior to the Effective Time, surrender to the Company for no consideration 1,718,750 Founder Shares and 1,700,000 private placement warrants (collectively, the “Redemption Equity”). In the event that the Aggregate Transaction Proceeds exceed $225,000,000 but are less than $250,000,000, the Sponsor will, immediately prior to the Effective Time, surrender to the Company for no consideration such percentage of Redemption Equity that is equal to 100% minus the quotient of (x) the amount by which the Aggregate Transaction Proceeds exceed $225,000,000 (not to exceed $25,000,000), divided by (y) $25,000,000. In the event the Aggregate Transaction Proceeds exceed $250.0 million, no Redemption Equity will be forfeited. Further, an additional 1,375,000 Founder Shares and 1,360,000 Private Placement Warrants (the “Conditional Equity”) are subject to vesting over a three-year period following the Closing Date (the “Earnout Period”). The Conditional Equity shall vest only if the volume-weighted average price of Alpha Tau’s ordinary shares on the Nasdaq exceeds $14.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like recapitalization) for 20 trading days within any 30-trading day period (the “Earnout Condition”). If the Earnout Condition is not satisfied, the Conditional Equity shall not vest and the Sponsor shall, immediately as of the expiration of the Earnout Period, automatically be deemed to irrevocably transfer to Alpha Tau, surrender and forfeit (and the Sponsor shall take all actions necessary to effect such transfer, surrender and forfeiture), for no consideration, the Conditional Equity. During the Earnout Period, subject to certain exceptions, the Sponsor shall not transfer the Conditional Equity.
PIPE Subscription Agreements
Concurrently with the execution of the Merger Agreement, Alpha Tau entered into Subscription Agreements with certain investors (“PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and Alpha Tau has agreed to issue and sell to the PIPE Investors, an aggregate of approximately 9,263,006 Alpha Tau Ordinary Shares (on a post-Share Split (as defined below) basis) for an aggregate purchase price of up to $92,630,060 immediately prior to the Effective Time, on the terms and subject to the conditions set forth therein. The Subscription Agreements contain customary representations and warranties of Alpha Tau, on the one hand, and each PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the Merger.
NOTE 7.   STOCKHOLDERS’ (DEFICIT) EQUITY
Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. At December 31, 2021 and 2020, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue up to 100,000,000 shares of Class A common stock, par value $0.0001 per share. At December 31, 2021, there were 27,500,000 shares of Class A common stock issued and outstanding, which are presented as temporary equity. At December 31, 2020, there were no shares of Class A common stock issued or outstanding.
Class B Common Stock — The Company is authorized to issue up to 10,000,000 shares of Class B common stock, par value $0.0001 per share.. As of December 31, 2021 and 2020, there were 6,875,000 and 6,900,000 shares of Class B common stock issued and outstanding, respectively.
Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law. Holders of the Company’s common stock are entitled to one vote for each share.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis (subject to adjustment). In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in this prospectus and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). The Company cannot determine at this time whether a majority of the holders of the Class B common stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio.
NOTE 8.   WARRANTS
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; or

•
if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The exercise price and number of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9.   INCOME TAXES
The Company’s net deferred tax assets at December 31, 2021 and 2020 are as follows:
	December 31, 2021	December 31, 2020
Deferred tax assets:
Net operating loss carryforward	$38,737	$289
Start-up and organizational costs	274,984	—
Total deferred tax assets	313,721	289
Valuation Allowance	(313,721)	(289)
Net deferred tax assets	$—	$—
The income tax provision for the year ended December 31, 2021 and for the period from August 18, 2020 (inception) through 2020 consists of the following:

	December 31, 2021	December 31, 2020
Federal
Current	$—	$—
Deferred	(313,432)	(289)
State and Local
Current	—	—
Deferred	—	—
Change in valuation allowance	313,432	289
Income tax provision	$—	$—
As of December 31, 2021 and 2020, the Company had $184,461 and $1,374 of U.S. federal net operating loss carryovers, that do not expire, available to offset future taxable income, respectively.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2021, the change in the valuation allowance was $313,432. For the period from August 18, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $289.
A reconciliation of the federal income tax rate to the Company’s effective tax rate for the year ended December 31, 2021 and for the period from August 18, 2020 (inception) through December 31, 2020 is as follows:
	December 31, 2021	December 31, 2020
Statutory federal income tax rate	21.0%	21.0%
Change in fair value of warrants	(29.3)%	0.0%
Transaction costs allocated to warrant liabilities	2.0%	0.0%
Fair value of warrant liability in excess of purchase price paid for Private Placement Warrants	1.6%	0.0%
Facilitative Merger Costs	1.0%
Valuation allowance	3.6%	(21.0)%
Income tax provision	0.0%	0.0%
The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns for the year ended December 31, 2021 and for the period ended August 18, 2020 (inception) through December 31, 2020 remain open and subject to examination.
NOTE 10.   FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2021, assets held in the Trust Account were comprised of $275,016,417 in a money market fund which is invested in U.S. Treasury Securities. During the year ended December 31, 2021, the Company did not withdraw any interest income from the Trust Account.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.
Description	Level	December 31, 2021	December 31, 2020
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$275,016,417	$—
Liabilities:
Warrant liability – Public Warrants	1	6,737,500	—
Warrant liability – Private Placement Warrants	3	3,400,000	—
Initial Measurement
The Company established the initial fair value for the Public Warrants and Private Placement Warrants on January 20, 2021, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation for both the Public Warrants and Private Placement Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A common stock and one-half of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B common stock, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A common stock subject to possible redemption, Class A common stock and Class B common stock based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.
The key inputs into the Monte Carlo simulation model for the Public Warrants and the Private Placement Warrants were as follows at initial measurement:
Input	January 20, 2021 (Initial Measurement)
Risk-free interest rate	0.62%
Trading days per year	250
Expected volatility	16.4%
Exercise price	$11.50
Stock Price	$9.46

On January 20, 2021, the fair value of the Public Warrants and Private Placement Warrants were determined to be $1.08 and $1.10 per warrant, respectively, for aggregate values of $14.8 million and $7.5 million, respectively.
Subsequent Measurement
The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented in the statements of operations.
The key inputs into the Monte Carlo simulation for the Private Placement Warrants as of December 31, 2021 were:
Input	December 31, 2021
Risk-free interest rate	1.27%
Trading days per year	250
Expected volatility	9.7%
Exercise price	$11.50
Stock price	$9.82
The following table presents the changes in the Level 3 fair value of warrant liabilities:
	Private Placement Warrants	Public Warrants	Warrant Liabilities
Fair value as of January 1, 2021	$—	$—	$—
Initial measurement on January 20, 2021	7,480,000	14,850,000	22,330,000
Change in fair value	(3,196,000)	(6,187,500)	(9,383,500)
Transfer to Level 1	—	(8,662,500)	(8,662,500)
Fair value as of March 31, 2021	$4,284,000	$—	$4,284,000
Change in fair value	816,000	—	816,000
Fair value as of June 30, 2021	5,100,000	—	5,100,000
Change in fair value	(340,000)	—	(340,000)
Fair value as of September 30, 2021	$4,760,000	$—	$4,760,000
Change in fair value	(1,360,000)	—	(1,360,000)
Fair value as of December 31, 2021	$3,400,000	$—	$3,400,000
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during year ended December 31, 2021 was $8,662,500.
NOTE 11.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
As described in Note 1, the Company consummated the previously announced Business Combination on March 7, 2022.

PRIMARY OFFERING OF
15,771,732 ORDINARY SHARES
SECONDARY OFFERING OF
9,251,006 ORDINARY SHARES
ALPHA TAU MEDICAL LTD.
PROSPECTUS DATED MAY 23, 2022